Exhibit 99.1

$450,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF FEBRUARY 20, 2015

AMONG

DREAMWORKS ANIMATION SKG, INC.,

THE SEVERAL LENDERS AND L/C ISSUERS

FROM TIME TO TIME PARTIES HERETO,

AND

JPMORGAN CHASE BANK, N.A.,

AS ADMINISTRATIVE AGENT AND L/C ISSUER

J.P. MORGAN SECURITIES LLC, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, SUNTRUST ROBINSON HUMPHREY, INC., MUFG UNION BANK, N.A. AND WELLS FARGO SECURITIES, LLC,

AS CO-LEAD ARRANGERS AND JOINT BOOKRUNNERS

i

4.11	Accuracy of Information	44
4.12	Federal Regulations	44
4.13	ERISA and Foreign Plans	44
4.14	Investment Company Act; Other Regulations	45
4.15	Subsidiaries	45
4.16	Purpose of Loans	45
4.17	Security Documents	45
4.18	Anti-Corruption Laws and Sanctions	45

SECTION 5. CONDITIONS PRECEDENT		46
5.1	Conditions to Effectiveness	46
5.2	Conditions to Each Extension of Credit	47

SECTION 6. AFFIRMATIVE COVENANTS		48
6.1	Financial Statements	48
6.2	Certificates; Other Information	48
6.3	Payment of Obligations	50
6.4	Conduct of Business and Maintenance of Existence	50
6.5	Compliance with Contractual Obligations and Laws	50
6.6	Maintenance of Property; Insurance	50
6.7	Inspection of Property; Books and Records; Discussions	50
6.8	Notices	51
6.9	Additional Collateral, etc	51
6.10	Further Assurances	52
6.11	Post-Closing Covenants	53
6.12	Library Valuation	54
6.13	Excluded Subsidiaries	54

SECTION 7. NEGATIVE COVENANTS		54
7.1	Financial Condition Covenants	54
7.2	Limitation on Liens	54
7.3	Limitation on Fundamental Changes	56
7.4	Limitation on Distributions	58
7.5	Limitation on Transactions with Affiliates	58
7.6	Limitation on Negative Pledge Clauses	59
7.7	Limitation on Restrictions on Subsidiary Distributions	59
7.8	Limitation on Modification of Organizational Agreements	60
7.9	Use of Proceeds	60
7.10	Limitation on Investments	60

SECTION 8. REMEDIAL PROVISIONS		60
8.1	Events of Default	60

SECTION 9. THE AGENTS		63
9.1	Appointment	63
9.2	Delegation of Duties	63
9.3	Exculpatory Provisions	63
9.4	Reliance by Administrative Agent	63
9.5	Notice of Default	64
9.6	Non-Reliance on Administrative Agent and Other Lenders	64
9.7	Indemnification	64

9.8	Administrative Agent in Its Individual Capacity	65
9.9	Successor Administrative Agent	65
9.10	Non-disturbance Agreements	65
9.11	Lead Arrangers	65

SECTION 10. MISCELLANEOUS		65
10.1	Amendments and Waivers	65
10.2	Notices	66
10.3	No Waiver; Cumulative Remedies	67
10.4	Survival of Representations and Warranties	67
10.5	Payment of Expenses and Taxes	67
10.6	Successors and Assigns; Participations and Assignments	68
10.7	Adjustments; Set-off	71
10.8	Counterparts	72
10.9	Severability	72
10.10	Integration	72
10.11	GOVERNING LAW	72
10.12	Submission To Jurisdiction; Waivers	72
10.13	Acknowledgements	73
10.14	Releases of Guarantees and Liens	73
10.15	Confidentiality	74
10.16	WAIVERS OF JURY TRIAL	74
10.17	USA Patriot Act	74
10.18	Reaffirmation Agreement	75
10.19	Amendment and Restatement	75

SCHEDULES
Schedule 1.1(A)	Commitments of Lenders
Schedule 1.1(B)	Excluded Subsidiaries
Schedule 3.1	Existing L/Cs
Schedule 4.1	Certain Asset Dispositions; Guarantee Obligations
Schedule 4.6	Litigation
Schedule 4.15	Subsidiaries
Schedule 4.17	UCC Filing Jurisdictions
Schedule 6.11(d)	Post-Closing Obligations
Schedule 7.2(f)	Existing Liens
Schedule 7.5	Transactions with Affiliates

EXHIBITS

Exhibit A	[Reserved]
Exhibit B	Form of Closing Certificate
Exhibit C	[Reserved]
Exhibit D	Form of Assignment and Assumption
Exhibit E	Form of Promissory Note
Exhibit F	Form of Exemption Certificate
Exhibit G-1	Form of New Lender Supplement
Exhibit G-2	Form of Increased Facility Activation Notice

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of February 20, 2015, among DREAMWORKS ANIMATION SKG, INC., a Delaware corporation (“DW Animation”), the several banks and other financial institutions from time to time parties to this Agreement (the “Lenders”), the L/C Issuers (as defined below) from time to time parties to this Agreement and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders hereunder.

W I T N E S S E T H:

WHEREAS, DW Animation is party to the Existing Credit Agreement (as defined below) with the several banks and other financial institutions parties thereto and JPMorgan Chase Bank, N.A., as administrative agent and the letter of credit issuer;

WHEREAS, DW Animation, the Lenders and the Administrative Agent have, subject to the terms and conditions set forth herein, agreed to amend and restate the Existing Credit Agreement as provided in this Agreement;

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence repayment of any such obligations and liabilities and that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations of DW Animation outstanding thereunder;

NOW, THEREFORE, in consideration of the above premises, DW Animation, each Lender, each L/C Issuer and the Administrative Agent agree that on the Restatement Effective Date (as defined below) the Existing Credit Agreement shall be amended and restated in its entirety as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) the Eurodollar Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurodollar Loan with a one-month Interest Period plus 1%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank in connection with extensions of credit to debtors). Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate, respectively.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Administrative Agent”: JPMorgan Chase Bank, as the administrative agent for the Lenders under this Agreement and the other Loan Documents, and any successor agent appointed pursuant to Section 9.9. References in this Agreement or any other Loan Document to the Administrative Agent that are contained in exculpatory or indemnification provisions (including Sections 9.3, 9.6, 9.7 and 10.5) shall be deemed to include J.P. Morgan Securities LLC in its capacity as arranger of the Commitments.

“Affiliate”: as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 20% or more of the voting interests of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent Indemnitee”: as defined in Section 9.7.

“Aggregate Revolving Extensions of Credit”: as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Loans made by such Lender then outstanding and (b) such Lender’s Commitment Percentage of the aggregate L/C Obligations then outstanding.

“Agreement”: this Credit Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws”: all laws, rules and regulations of any jurisdiction applicable to DW Animation or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin”: (a) 2.50% per annum in the case of Eurodollar Loans and (b) 1.50% per annum in the case of ABR Loans.

“Application”: with respect to each L/C, an application, in such form as the L/C Issuer may specify from time to time, requesting the L/C Issuer to open such L/C.

“Approved Fund”: as defined in Section 10.6(b).

“Approved Valuation Consultant”: an independent consultant selected by DW Animation and approved by the Administrative Agent in its reasonable discretion (or, if an Event of Default shall have occurred and be continuing, selected by the Administrative Agent in its sole discretion) (it being understood that FTI Consulting, Inc. is approved by the Administrative Agent as an Approved Valuation Consultant as of the Restatement Effective Date) who shall be retained by DW Animation and the Administrative Agent (or, if (x) requested by DW Animation and reasonably consented to by the Administrative Agent or (y) an Event of Default shall have occurred and be continuing, retained solely by the Administrative Agent), in each case at the sole cost and expense of DW Animation for the purpose of determining the Library Valuation; provided that the Administrative Agent may from time to time, in its reasonable discretion, by written notice to DW Animation remove any such Person as an Approved Valuation Consultant on a prospective basis, which written notice will state, in reasonable detail, the Administrative Agent’s reason for such removal.

“Asset Coverage Ratio”: at any date of determination, the ratio of (a) Net Remaining Ultimates at such date to (b) the sum of (x) the aggregate principal amount of outstanding Loans at such date plus (y) the aggregate amount of L/C Obligations at such date.

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit D.

“ATV”: AwesomenessTV Holdings, LLC, a Delaware limited liability company.

“ATV Inc.”: AwesomenessTV, Inc., a Delaware corporation.

“ATV Joint Venture Agreement”: the Amended and Restated Operating Agreement of ATV, by and between ATV, ATV Inc., HDS II, Inc., Hearst Communications, Inc. and DWA, as in effect on December 11, 2014 and any amendments thereto to the extent that such amendments, taken as a whole, are not adverse in any material respect to the interests of the Lenders.

“ATV Services Agreement”: the Services Agreement, dated as of December 11, 2014, by and between DW Animation and ATV, as in effect on December 11, 2014 and any amendments thereto to the extent that such amendments, taken as a whole, are not adverse in any material respect to the interests of the Lenders.

“ATV Subsidiaries”: each of (i) Big Frame, Inc., a Delaware corporation, (ii) BAMMO, LLC, a Delaware limited liability company, (iii) Stuart Street Kids, LLC, a California limited liability company, (iv) Smosh Movie, LLC, a California limited liability company, (v) Mahone Concert Film, LLC, a California limited liability company, (vi) Awesomeness, LLC, a California limited liability company, (vii) Stuart Street, LLC, a California limited liability company, (viii) MB Films, LLC, a California limited liability company and (ix) ATV.

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“benefitted Lender”: as defined in Section 10.7.

“Board”: the Board of Governors of the Federal Reserve System of the United States or any successor.

“Borrowing Date”: any Business Day specified in a notice pursuant to Section 2.2 as a date on which DW Animation requests the relevant Lenders to make Loans hereunder.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York or Los Angeles, California, are authorized or required by law to close; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank eurodollar market.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment Fee”: as defined in Section 2.3.

“Commitment Fee Rate”: 0.375% per annum.

“Commitment Percentage”: as to any Lender at any time, the percentage which such Lender’s Commitment at such time constitutes of the aggregate Commitments at such time (or, at any time after the Commitments shall have expired or terminated, the percentage which the Aggregate Revolving Extensions of Credit of such Lender at such time constitutes of the Facility Exposure at such time). Notwithstanding the foregoing, when a Defaulting Lender shall exist, Commitment Percentages shall be determined without regard to any Defaulting Lender’s Commitment.

“Commitment Period”: the period from and including the Restatement Effective Date to but not including the Scheduled Termination Date or such earlier date on which the aggregate Commitments shall terminate as provided herein.

“Commitments”: as to any Lender, the obligation of such Lender to make Loans to, and to participate in L/Cs issued on behalf of, DW Animation in an aggregate principal and/or face amount at any one time outstanding not to exceed (a) in the case of any Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.1(A) under the caption “Commitments”, as such amount may be changed from time to time in accordance with this Agreement (including pursuant to an Increased Facility Activation Notice) and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Commitment” in the Assignment and Assumption pursuant to which such Lender assumed a portion of the aggregate Commitments or in the Increased Facility Activation Notice pursuant to which such Lender obtained a Commitment, as such amount may be changed from time to time in accordance with this Agreement. The aggregate amount of the Commitments as of the Restatement Effective Date is $450,000,000.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Copyright Transfer Restriction”: as defined in the definition of “Tax Credit-Financed PSA” set forth herein.

“Credit Party”: the Administrative Agent, the L/C Issuer or any other Lender.

“Cut-Off Date”: as defined in Section 2.13(e).

“Default”: any of the events specified in Section 8.1, whether or not any requirement for the giving of notice or the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in L/Cs, or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified DW Animation or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding L/Cs under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Deposit Account”: as defined in the Guarantee and Collateral Agreement.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Free Television Exhibition”: Free Television Exhibition within the Domestic Territories.

“Domestic Pay Television Exhibition”: Pay Television Exhibition within the Domestic Territories.

“Domestic Territories”: the entire territorial United States and its possessions, territories and commonwealths, including the U.S. Virgin Islands, Puerto Rico, Guam, and the former U.S. Trust Territories of the Pacific Islands, including the Carolina Islands, the Marshall Islands and the Mariana Islands, Saipan and American Samoa; the Dominican Republic, the British Virgin Islands, the Bahamas, Bermuda, Saba Island, St. Eustatius Island, St. Kitts Island, St. Martin Island, St. Maarten Island, and Canada and its possessions and territories.

“DreamWorks Trademark License”: the nonexclusive license of the DreamWorks trademark to DWA Nova or any other Excluded Subsidiary, in each case on terms reasonably satisfactory to the Administrative Agent, and any amendments thereto to the extent that such amendments, taken as a whole, are not adverse in any material respect to the interests of the Lenders.

“DW Animation”: as defined in the preamble hereto.

“DWA LLC”: DreamWorks Animation LLC, a Delaware limited liability company.

“DWA Nova”: DWA Nova, LLC, a Delaware limited liability company.

“DWA Nova Holdings”: DWA Nova Holdings, Inc., a Delaware corporation.

“DWA Nova Joint Venture Agreement”: the Limited Liability Company Agreement of DWA Nova, among DWA Nova Holdings, DWA Nova and Infosys Nova Holdings LLC, as in effect on January 22, 2015, and any amendments thereto to the extent that such amendments, taken as a whole, are not adverse in any material respect to the interests of the Lenders.

“DWA Nova License”: the license evidenced by the DWA Nova License Agreement.

“DWA Nova License Agreement”: the License Agreement between DW Animation and DWA Nova, as in effect on January 22, 2015 and any amendments thereto to the extent that such amendments, taken as a whole, are not adverse in any material respect to the interests of the Lenders.

“DWS”: DW Studios L.L.C. (formerly known as DreamWorks L.L.C.), a Delaware limited liability company.

“Eligible Contract Participant”: means any entity that constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder.

“Equity Interest”: any equity, ownership or profit participation interest in a Person.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”: (a) any entity, whether or not incorporated, that is under common control with a Loan Party within the meaning of Section 4001(a)(14) of ERISA; (b) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which a Loan Party is a member; (c) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which a Loan Party is a member; and (d) with respect to any Loan Party, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which any corporation described in clause (b) above or any trade or business described in clause (c) above is a member.

“ERISA Event”: (a) the existence with respect to any Plan of a non-exempt Prohibited Transaction or the imposition of any excise tax or penalty with respect to such non-exempt Prohibited Transaction; (b) any Reportable Event; (c) the failure of any Loan Party or ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA; (d) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (e) the

filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (f) the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or the incurrence by any Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (g) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (h) the failure by any Loan Party or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan pursuant to Sections 431 or 432 of the Code; (i) the incurrence by any Loan Party or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiple Employer Plan or Multiemployer Plan; (j) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization, in “endangered” or “critical” status (within the meaning of Sections 431 or 432 of the Code or Sections 304 or 305 of ERISA), or terminated (within the meaning of Section 4041A of ERISA); or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (k) the failure by any Loan Party or any of its ERISA Affiliates to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA; (l) the withdrawal by any Loan Party or any ERISA Affiliate from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to any Loan Party or any ERISA Affiliate pursuant to Section 4063 or 4064 of ERISA; (m) receipt from the IRS of notice of the failure of any Pension Plan (or any other Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan (or any other Plan) to qualify for exemption from taxation under Section 501(a) of the Code; or (n) the imposition of a Lien pursuant to Section 430(k) of the Code or pursuant to Section 303(k) or 4068 of ERISA with respect to any Pension Plan.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to any Eurodollar Loan for any Interest Period, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period; provided that if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars, then the Eurodollar Base Rate shall be the Interpolated Rate at such time; provided further that if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. “Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available in Dollars) that is shorter than the

Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time, provided that if the Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Eurodollar Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8.1.

“Excluded Account”: as defined in the Guarantee and Collateral Agreement.

“Excluded Asset Sale”: with respect to DW Animation and its Non-Excluded Subsidiaries, (a) any sale or other disposition of assets in the ordinary course of business (it being understood that the issuance or sale of any Capital Stock or Equity Interest of any Excluded Subsidiary shall be deemed not to be in the ordinary course of business (other than the issuance or sale of any such Capital Stock or Equity Interest in connection (and substantially simultaneously) with the consummation of any bona fide joint venture transaction and the concurrent designation of any Subsidiary as an Excluded Subsidiary in compliance with the terms hereof)), (b) any sale or other disposition of rights in films, television series or specials or other media content (or participations therein), (c) any sale or other disposition of accounts receivable, (d) any Headquarters Sale/Leaseback or (e) any other sale or other disposition to DW Animation or any other Non-Excluded Subsidiary.

“Excluded Subsidiary”: (1) any Subsidiary of DW Animation that is not a Wholly Owned Subsidiary and that is designated by DW Animation as an Excluded Subsidiary hereunder by written notice to the Administrative Agent; provided that DW Animation shall only be permitted to so designate an Excluded Subsidiary so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom; (b) immediately after giving effect to such designation, DW Animation and its Subsidiaries shall be in compliance with the covenants set forth in Section 7.1, such compliance to be determined on the basis of the financial information most recently delivered pursuant to Section 6.1(a) or 6.1(b) (but giving pro forma effect to such designation); (c) the designation of such Subsidiary as an Excluded Subsidiary shall constitute an Investment by DW Animation (or the applicable Non-Excluded Subsidiary, as the case may be) therein at the date of such designation in an amount equal to the fair market value as determined by DW Animation in good faith of DW Animation’s (or the applicable Non-Excluded Subsidiary’s, as the case may be) investment therein; (d) such Excluded Subsidiary shall have been or will promptly be designated an “unrestricted subsidiary” (or otherwise not be subject to the covenants) under the Senior Unsecured Note Indenture and any refinancing in respect thereof permitted hereunder; (e) after giving effect to such designation, the Administrative Agent shall have, for the benefit of the Secured Parties, a perfected first priority security interest in all of the Capital Stock of such Excluded Subsidiary owned by DW Animation or any Non-Excluded Subsidiary that is a Loan Party; (f) DW Animation shall have delivered to the Administrative Agent a certificate executed by a Responsible Officer of DW

Animation certifying compliance with the requirements of the immediately preceding clauses (a) through (e), and containing a reasonably detailed calculation demonstrating compliance with the immediately preceding clause (b); and (g) no Subsidiary may be designated as an Excluded Subsidiary if such Subsidiary or any of its Subsidiaries owns any Equity Interests of, or owns or holds any Lien on any property of, DW Animation or any other Non-Excluded Subsidiary that is not a Subsidiary of the Subsidiary to be so designated and (2) any Subsidiary of an Excluded Subsidiary; provided that an Excluded Subsidiary that becomes a Wholly Owned Subsidiary shall automatically be deemed a Non-Excluded Subsidiary hereunder (and the provisions of clause (iii) below shall apply at the time such Subsidiary becomes a Wholly Owned Subsidiary). DW Animation may redesignate any Excluded Subsidiary to be a Non-Excluded Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided that (i) no Default or Event of Default has occurred and is continuing or would result therefrom; (ii) immediately after giving effect to such redesignation, DW Animation and its Subsidiaries shall be in compliance with the covenants set forth in Section 7.1, such compliance to be determined on the basis of the financial information most recently delivered pursuant to Section 6.1(a) or 6.1(b) (but giving pro forma effect to such redesignation); (iii) any Indebtedness of the applicable Subsidiary and any Liens encumbering its property existing as of the time of such Subsidiary Redesignation shall be deemed newly incurred or established, as applicable, at such time; and (iv) DW Animation shall have delivered to the Administrative Agent a certificate executed by a Responsible Officer of DW Animation certifying compliance with the requirements of the immediately preceding clauses (i), (ii) and (iii), and containing a reasonably detailed calculation demonstrating compliance with the immediately preceding clause (ii); provided further that no Excluded Subsidiary that has been designated as a Non-Excluded Subsidiary pursuant to a Subsidiary Redesignation may again be designated as an Excluded Subsidiary. For the avoidance of doubt, as of the Restatement Effective Date, the only Excluded Subsidiaries are those set forth on Schedule 1.1(B).

“Excluded Swap Obligations”: with respect to any Subsidiary Guarantor, any Specified Swap Obligation if, and to the extent that, all or a portion of the Guarantee Obligation of such Subsidiary Guarantor with respect to, or the grant by such Subsidiary Guarantor of a security interest to secure, as applicable, such Specified Swap Obligation (or any Guarantee Obligation with respect thereto) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an Eligible Contract Participant at the time the guarantee of (or grant of such security interest by, as applicable) such Subsidiary Guarantor becomes or would become effective with respect to such Specified Swap Obligation. If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such Guarantee Obligation or security interest is or becomes illegal.

“Existing Credit Agreement”: that certain Credit Agreement, dated as of August 10, 2012, among DW Animation, the lenders party thereto, and JPMorgan Chase Bank, N.A. as administrative agent and letter of credit issuer, as amended from time to time prior to the date hereof.

“Existing L/C”: each letter of credit identified on Schedule 3.1 hereto that is outstanding on the Restatement Effective Date and each renewal of such letter of credit, each of which shall be deemed, on and after the Restatement Effective Date, to have been issued hereunder.

“Extended Commitment”: as defined in Section 2.19(a).

“Extending Lender”: as defined in Section 2.19(a).

“Extension”: as defined in Section 2.19(a).

“Extension Amendment”: as defined in Section 2.19(c).

“Extension Offer”: as defined in Section 2.19(a).

“Facility Exposure”: at any time, the sum of the Aggregate Revolving Extensions of Credit of all Lenders at such time.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by JPMorgan Chase Bank from three federal funds brokers of recognized standing selected by it; provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Financing Lease”: any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“First Cycle Ultimates”: with respect to any Motion Pictures, Seasoned Pictures or Seasoned Television Programs, first cycle ultimates expected to be realized during any period from the date of initial release thereof to a date no later than the tenth anniversary thereof.

“Foreign Benefit Arrangement”: any employee benefit arrangement mandated by non-United States law that is maintained or contributed to by any Loan Party or any other entity related to a Loan Party on a controlled group basis.

“Foreign Free Television Exhibition”: Free Television Exhibition outside of the Domestic Territories.

“Foreign Pay Television Exhibition”: Pay Television Exhibition outside of the Domestic Territories.

“Foreign Plan”: each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to United States law and is maintained or contributed to by any Loan Party or any other entity related to a Loan Party on a controlled group basis.

“Foreign Plan Event”: with respect to any Foreign Benefit Arrangement or Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Benefit Arrangement or Foreign Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Benefit Arrangement or Foreign Plan required to be registered; or (c) the failure of any Foreign Benefit Arrangement or Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Benefit Arrangement or Foreign Plan.

“Foreign Subsidiary”: any Subsidiary of DW Animation organized under the laws of any jurisdiction outside the United States.

“Free Television Exhibition”: Television Exhibition, other than Pay Television Exhibition, without any fee being charged to the viewer for the privilege of unimpaired reception of such exhibition. For purposes of this definition, any government-imposed fees or taxes applicable to the use of television receivers generally or a regular periodic access, carriage or equipment fee (but not any optional premium subscription charge or fee paid with respect to Pay Television Exhibition) paid by a subscriber to a cable television transmission service or other transmission service or agency for the privilege of unimpaired reception shall not be deemed a fee charged to the viewer.

“GAAP”: generally accepted accounting principles in the United States.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, including the National Association of Securities Dealers.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term “Guarantee Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by DW Animation in good faith.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement, dated as of August 10, 2012, by and among the DW Animation, the other Grantors party thereto from time to time and JPMorgan Chase Bank, N.A., as amended and modified by the first amendment, dated as of August 7, 2013, the second amendment, dated as of December 11, 2014 and the third amendment, dated as of January 22, 2015, and as the same shall be further amended, restated, amended and restated, modified and supplemented and in effect from time to time.

“HBO”: Home Box Office, Inc., a Delaware corporation.

“HBO Attornment Agreement”: the Attornment Agreement, dated as of October 27, 2004, and as amended and reaffirmed as of January 1, 2010, between HBO and DW Animation, confirming certain rights and obligations of DW Animation in respect of the HBO License Agreements.

“HBO License Agreements”: collectively, (i) the License Agreement, dated as of March 7, 1995, between DWS and HBO, and (ii) the License Agreement, dated as of January 1, 2010 between DWS and HBO, as each has been or may be amended, supplemented or otherwise modified from time to time.

“HBO Security Agreement”: collectively the Security Agreement, dated as of October 27, 2004, between HBO and DW Animation, and any Copyright Mortgage and Assignments entered into in connection therewith from time to time, as each has been or may be amended, supplemented or otherwise modified from time to time.

“Headquarters”: DW Animation’s headquarters facility located at 1000 Flower Street in Glendale, California.

“Headquarters Sale/Leaseback”: any arrangement providing for the leasing by DW Animation or any of its Non-Excluded Subsidiaries of the Headquarters, which Headquarters has been or is to be sold or transferred by DW Animation or such Non-Excluded Subsidiary to a third Person in contemplation of such leasing.

“Increased Facility Activation Notice”: a notice substantially in the form of Exhibit G-2.

“Increased Facility Closing Date”: any Business Day designated as such in an Increased Facility Activation Notice.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person in respect of Financing Leases, (f) all obligations, contingent or otherwise, of such Person as an account party under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire or otherwise acquire for value any Equity Interest in respect of such Person, (h) all Guarantee Obligations of such Person in respect of Indebtedness of any other Person, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (j) for purposes of Section 8.1(e) only, all obligations of such Person in respect of Swap Agreements. For purposes of Section 8.1(e) only, the “principal amount” of the obligations of any Person in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Swap Agreement were terminated at such time.

“indemnified liabilities”: as defined in Section 10.5.

“indemnitee”: as defined in Section 10.5.

“Intellectual Property”: as defined in Section 4.9.

“Insolvent”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December and the Scheduled Termination Date, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period and (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

“Interest Period”: with respect to any Eurodollar Loan:

(a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter (or, if agreed to by all the Lenders, twelve months thereafter), as selected by DW Animation in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter (or, if agreed to by all the Lenders, twelve months thereafter), as selected by DW Animation by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) no Interest Period may be selected with respect to any Eurodollar Loan that would extend beyond the Scheduled Termination Date; and

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Interpolated Rate”: as defined in the definition of “Eurodollar Base Rate”.

“Investments”: with respect to a specified Person, (a) any Equity Interests, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, or any capital contribution or loans or advances (other than advances made in the ordinary course of business and on at least arms’ length terms that would be recorded as accounts receivable on the balance sheet of the specified Person prepared in accordance with GAAP) to, Guarantee Obligations in respect of any Indebtedness or other obligations of, or any other investment in, any other Person that are held or made by the specified Person and (b) the purchase or acquisition (in one transaction or a series of related transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business, division or product line of such other Person. The amount, as of any date of determination, of (i) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (ii) any Investment in the form of a Guarantee Obligation shall be determined in accordance with the definition of “Guarantee Obligation”, (iii) any Investment (other than any Investment referred to in clause (i), (ii) or (iv) of this definition) in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities or assets of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus the cost of all additions, as of such date of determination, thereto, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the time of such Investment, and (iv) any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair market value (as determined reasonably and in good faith by DW Animation) of such Equity Interests or other property as of the time of such transfer (less, in the case of any investment in the form of a transfer of property for consideration that is less than the fair market value thereof, the fair market value (as so determined) of such consideration as of the time of the transfer), without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the time of such transfer.

“IRS”: the United States Internal Revenue Service.

“JPMorgan Chase Bank”: JPMorgan Chase Bank, N.A.

“L/Cs”: as defined in Section 3.1(a), which shall be deemed to include the Existing L/Cs.

“L/C Commitment”: $45,000,000.

“L/C Fee Payment Date”: three Business Days after the last day of each March, June, September and December and the last day of the Commitment Period.

“L/C Exposure”: at any time, the total L/C Obligations. The L/C Exposure of any Lender at any time shall be its Commitment Percentage of the total L/C Exposure at such time.

“L/C Issuer”: each of JPMorgan Chase Bank, N.A. and any other Lender reasonably satisfactory to the Administrative Agent and DW Animation that has agreed in its sole discretion to act as an “L/C Issuer” hereunder, or any of their respective affiliates, in each case in its capacity as issuer of any L/C. Each reference herein to “the L/C Issuer” shall be deemed to be a reference to the relevant L/C Issuer.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding L/Cs and (b) the aggregate amount of drawings under L/Cs which have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”: the collective reference to all Lenders other than the L/C Issuer.

“Lead Arrangers”: J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, SunTrust Robinson Humphrey, Inc., MUFG Union Bank, N.A. and Wells Fargo Securities, LLC, in their respective capacities as co-lead arrangers and joint bookrunners for the credit facilities under this Agreement.

“Lender Parent”: with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Lenders”: as defined in the preamble hereto.

“Leverage Ratio”: at any date of determination, the ratio of (a) Total Debt at such date to (b) Total Capitalization at such date.

“Library Credit”: as of any date, (a) if the most recent Library Valuation delivered to the Administrative Agent on or prior to such date pursuant to Section 6.2(h) or Section 6.12 was conducted by DW Animation, the lesser of (i) $100,000,000 and (ii) 25% of such Library Valuation, and (b) if the most recent Library Valuation delivered to the Administrative Agent on or prior to such date pursuant to Section 6.2(h) or Section 6.12 was conducted by an Approved Valuation Consultant, 25% of such Library Valuation; provided that the Library Credit as of any date shall be subject to adjustment as contemplated by Section 6.2(h).

“Library Valuation”: a valuation of the aggregate of the post-‘first cycle’ value of DW Animation’s interests (net of distribution fees and any other third-party obligations associated with the value contained in the Library Valuation) in the Seasoned Pictures and Seasoned Television Programs (it being understood that, solely for purposes of this definition, “Seasoned Television Programs” shall include television assets associated with the library owned and licensed by Classic Media Holdings, LLC and its Subsidiaries (in each case to the extent such Person is a Loan Party)) owned and licensed by the Loan Parties (a) discounted to present value at a rate equal to the greatest of (i) 10% per annum, (ii) such higher discount rate as used in DW Animation’s financial statements for purposes of valuing such interests, or (iii) ABR as of the date of such valuation and (b) on terms otherwise acceptable to the Administrative Agent, as adjusted by DW Animation to avoid double-counting and based on the most recent Library Valuation, in each case without double counting for items of product that are receiving other credit in the Asset Coverage Ratio, on an annual basis; provided, however, that: (1) there will be interim reductions to the Library Valuation to reflect decreases, if any, in the remaining value of unsold rights resulting from major library deals during such interim period, e.g., any single agreement or series of related agreements pertaining to the licensing, distribution or sale of library product providing for aggregate payments (including reasonably estimated contingent payments) to the Loan Parties in excess of 10% of the Library Valuation at that time; and (2) the Library Valuation may be increased in the case of a significant library acquisition upon delivery of a supplemental valuation meeting the above requirements.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

“Loan”: as defined in Section 2.1(a).

“Loan Documents”: this Agreement, the Security Documents, the Notes, the Applications, the Perfection Certificate and any amendment, restatement, amendment and restatement, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: the collective reference to DW Animation and each Subsidiary Guarantor.

“Marketable Securities”: equity securities that are (x) actively traded over any U.S. national or major regional securities exchange or foreign securities exchange of recognized international standing or (y) quoted on the NASDAQ National Market System.

“Material Adverse Effect”: a material adverse effect on (a) the business, property, operations or condition (financial or otherwise) of DW Animation and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder and thereunder.

“Material Subsidiary Guarantor”: any Subsidiary Guarantor (or group of Subsidiary Guarantors, if treated as a single entity) that would qualify as a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X adopted under the Securities Exchange Act of 1934, as in effect on the Restatement Effective Date) as of the end of DW Animation’s most recently completed fiscal year.

“Minimum Extension Condition”: as defined in Section 2.19(b).

“Motion Picture”: pictures produced by and distributed of every kind and character whatsoever, including all present and future technological developments, whether produced by means of any photographic, electrical, electronic, mechanical or other processes or devices now known or hereafter devised, and their accompanying devices and processes whether pictures, images, visual and aural representations are recorded or otherwise preserved for projection, reproduction, exhibition, or transmission by any means or media now known or hereafter devised in such manner as to appear to be in motion or sequence, including computer generated pictures and graphics other than video games.

“Multiemployer Plan”: a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any ERISA Affiliate (i) makes or is obligated to make contributions or (ii) during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan”: a Plan which has two or more contributing sponsors (including any Loan Party or ERISA Affiliate) at least two of whom are not under common control, as such a Plan is described in Section 4064 of ERISA.

“Net Cash Proceeds”: in connection with any asset sale, the cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such asset sale, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such asset sale and other customary fees actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable on a current basis, by DW Animation or its members, as a result thereof (after taking into account any available tax credits or deductions available to DW Animation and any tax sharing arrangements).

“Net Remaining Ultimates”: as of any date of determination, an amount equal to (a)(i) DW Animation’s remaining share of First Cycle Ultimates for Seasoned Pictures and Seasoned Television Programs (but excluding any proceeds from such Seasoned Pictures and such Seasoned Television Programs actually received by DW Animation prior to the date of the calculation of such amount) less (ii) all applicable expenses expected to arise from or to be attributable to such Seasoned Pictures and such Seasoned Television Programs (including royalties, residuals, commissions, participations and other payments to third parties, collection and distribution expenses and commissions and taxes but excluding any such expenses actually paid by DW Animation prior to the date of the calculation of such amount), discounted at (b) the greater of (i) the discount rate that DW Animation utilizes in its public filings for impairment testing on its film assets and (ii) 8.0% per annum.

“New Lender”: as defined in Section 2.1(d).

“New Lender Supplement”: as defined in Section 2.1(d).

“New Lending Office”: as defined in Section 2.14(c).

“Non-Excluded Asset Sale”: any asset sale by DW Animation or its Non-Excluded Subsidiaries (but excluding, for the avoidance of doubt, any Investment made by DW Animation or its Non-Excluded Subsidiaries) that is not an Excluded Asset Sale.

“Non-Excluded Subsidiary”: any Subsidiary of DW Animation that is not an Excluded Subsidiary.

“Non-Excluded Taxes”: as defined in Section 2.14(a).

“Non-U.S. Lender”: any Lender (or Transferee) that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Notes”: the collective reference to any promissory note evidencing the Loans, which shall be substantially in the form of Exhibit E.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to DW Animation, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of DW Animation to the Administrative Agent or to any Lender (or, in the case of Specified Swap Agreements or Specified Cash Management Arrangements, any Affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the L/Cs, any Specified Swap Agreement, any Specified Cash Management Arrangement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by DW Animation pursuant hereto) or otherwise. Notwithstanding the foregoing, in the case of any Subsidiary Guarantor, “Obligations” shall not include Excluded Swap Obligations of such Subsidiary Guarantor.

“Organizational Agreements”: the collective reference to the Restated Certificate of Incorporation and By-Laws of DW Animation.

“Other Connection Taxes”: with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Tax (other than connections arising from such Credit Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document including any interest, additions to Tax or penalties applicable thereto (except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17)).

“Participant”: as defined in Section 10.6(c).

“Participant Register”: as defined in Section 10.6(c)(i).

“Patriot Act”: as defined in Section 10.17.

“Pay Television Exhibition”: Television Exhibition that is available (i) on the basis of the payment of a separate premium subscription charge or fee (as distinguished from and in addition to any access, carriage equipment fee or basic subscription charge) to any Person for the privilege of unimpaired reception of a transmission of Motion Pictures and/or other entertainment product or (ii) on a Subscription Video on Demand basis.

“PBGC”: the Pension Benefit Guaranty Corporation established under Section 4002 of ERISA and any successor entity performing similar functions.

“Pension Plan”: any employee benefit plan (including a Multiple Employer Plan, but not including a Multiemployer Plan) that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed to by, any Loan Party or any ERISA Affiliate.

“Perfection Certificate”: individually and collectively (a) a certificate in form and substance reasonably satisfactory to the Administrative Agent, dated the Restatement Effective Date and executed by a Responsible Officer of DW Animation, that provides information with respect to DW Animation and each Non-Excluded Subsidiary and their respective assets and (b) the certificate to be delivered pursuant to Section 6.11(b)(ii).

“Permitted Collateral Liens”: Liens described in clauses (a), (o) or (r) of Section 7.2.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA but excluding any Multiemployer Plan), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prohibited Transaction”: has the meaning assigned to such term in Section 406 of ERISA and Section 4975(c) of the Code.

“Reaffirmation Agreement”: the Reaffirmation Agreement dated as of the Restatement Effective Date among DW Animation, each Subsidiary Guarantor as of the Restatement Effective Date and the Administrative Agent.

“Register”: as defined in Section 10.6(b)(iv).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of DW Animation to reimburse the L/C Issuer pursuant to Section 3.5 for amounts drawn under L/Cs.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than those events as to which notice is waived pursuant to DOL Reg. Section 4043 as in effect on the date hereof (no matter how such notice requirement may be changed in the future).

“Required Lenders”: at any date, the holders of more than 50% of (a) the aggregate Commitments, or (b) if the Commitments have been terminated or for the purposes of determining whether to accelerate the Loans and L/C Obligations pursuant to Section 8.1, the Facility Exposure; provided that, in any event, “Required Lenders” shall include (i) all Lenders, if the two Lenders holding the highest Exposure hold more than 66-2/3% of the aggregate Exposure or (ii) the holders of more than 66-2/3% of the aggregate Exposure, if the two Lenders holding the highest Exposure hold more than 50% of the aggregate Exposure (but clause (i) above does not apply). As used herein, “Exposure” means, with respect to any Lender, the Commitment of such Lender or, if the Commitments have been terminated, the Aggregate Revolving Extensions of Credit held by such Lender, in each case as of the relevant date of determination.

“Requirement of Law”: as to any Person, (a) the organizational or governing documents of such Person and (b) any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: any officer of DW Animation holding the title (or performing the functions) of chief executive officer, president, chief financial officer, chief accounting officer, treasurer, secretary or assistant secretary.

“Restatement Effective Date”: the date on which the conditions precedent set forth in Section 5.1 shall be satisfied or waived, which date is February 20, 2015.

“Restricted Copyrights”: as defined in the definition of “Tax Credit-Financed PSA” set forth herein.

“Sanctioned Country”: at any time, a country, territory or region which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“Scheduled Termination Date”: February 20, 2020; provided that the reference to the Scheduled Termination Date with respect to Extended Commitments shall be the final maturity date as specified in the applicable Extension Offer accepted by the respective Lender or Lenders.

“Seasoned Pictures”: as of any date of determination, Motion Pictures that have been theatrically released in the United States market for a period of not less than 60 days.

“Seasoned Television Programs”: as of any date of determination, (A) television programs first aired via traditional television outlets (i.e. broadcast, network or cable television) from which at least 60 days have elapsed since first airing in markets representing at least 70% of the total United States television households or (B) programming first released via physical DVD or on any non-linear distribution service (including but not limited to transactional video on demand, subscription video on demand, free video-on-demand, pay-per-view, and electronic sell-through) from which at least 90 days have elapsed since initial release; provided, however, that with respect to television programs licensed to a subscription video-on-demand provider primarily in exchange for a guaranteed payment (whether paid in full or in installments), such television programs shall be deemed “Seasoned Television Programs” upon initial release.

“SEC”: the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Cycle Residual Value”: as of any date of determination with respect to any Motion Picture or Seasoned Television Program released on or prior to such date, an amount equal to (a) DW Animation’s remaining projected second cycle value as of such date, which have been reviewed by independent certified public accountants of nationally recognized standing pursuant to procedures reasonably satisfactory to the Administrative Agent (which, unless otherwise prohibited by applicable law (or the applicable rules regarding the independence of such independent certified public accountants promulgated by the SEC), shall be the same independent certified public accountants that shall have reported on the consolidated balance sheet and related consolidated statements of income and stockholders’ equity and cash flows of DW Animation and its consolidated Subsidiaries for the fiscal year most recently ended on or prior to such date pursuant to Section 6.1(a) (or that DW Animation has engaged or intends to engage to report on such financial statements for the then current fiscal year)), less (b) all anticipated cash expenses directly associated with such ultimate as of such date. For the purposes of determining Second Cycle Residual Value, (i) only the values associated with Domestic Pay Television Exhibition, Domestic Free Television Exhibition, Foreign Pay Television Exhibition, Foreign Free Television Exhibition and home entertainment exhibition of the applicable Motion Picture or Seasoned Television Program, as the case may be, shall be included, (ii) second cycle ultimates for any Motion Picture or Seasoned Television Program (other than those that will derive from binding contracts in effect at the time of calculation) shall be limited to 50% of the First Cycle Ultimates for such Motion Picture or Seasoned Television Program, as applicable, and (iii) the methodology for calculating the Second Cycle Residual Value shall be substantially the same as the methodology that DW Animation uses for calculating the Library Valuation except that (x) the projected second cycle value of Motion Pictures or Seasoned Television Program, as applicable, owned by Classic Media Holdings, LLC and its Subsidiaries shall be excluded and (y) Second Cycle Residual Value shall be calculated on a nominal dollar basis.

“Securities Account”: as defined in the Guarantee and Collateral Agreement.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Reaffirmation Agreement and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Senior Unsecured Note Indenture”: the indenture among DW Animation, the guarantors listed on the signature pages thereto and The Bank of New York Mellon Trust Company, N.A., as trustee, entered into on or around August 13, 2013, in connection with the issuance of the Senior Unsecured Notes, together with all instruments and other agreements entered into by DW Animation and any other Subsidiary of DW Animation in connection therewith.

“Senior Unsecured Notes”: the senior unsecured notes of DW Animation due 2020 (CUSIP 26153C AA1 / U24092 AA3) issued pursuant to the Senior Unsecured Note Indenture.

“Specified Cash Management Arrangement”: any agreement providing for treasury, depositary, purchasing card or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions, between DW Animation or any Guarantor and any Lender or Affiliate thereof.

“Specified Commitment Percentage”: as to any Lender at any time, the percentage, which such Lender’s Commitment at such time constitutes, of the aggregate Commitments at such time.

“Specified Non-Excluded Asset Sale”: as defined in Section 2.4(b).

“Specified Percentage”: as defined in Section 2.4(b).

“Specified Swap Agreement”: any Swap Agreement entered into by DW Animation and any Lender or Affiliate thereof in respect of interest rates or currency exchange rates.

“Specified Swap Obligation”: with respect to any Subsidiary Loan Party, an obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of §1a(47) of the Commodity Exchange Act.

“Subscription Video on Demand” means Television Exhibition that is available on the basis of the payment of a recurring fee and/or periodic access charge for such service for the privilege of unimpaired reception of a transmission of a Motion Picture or other entertainment product, as part of a service provided to consumers where the timing and/or selection of such Motion Pictures or other entertainment products is not regularly scheduled, but rather is at the consumer’s discretion.

“Subsidiary”: as to any Person, a corporation, limited liability company, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of DW Animation. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, none of the Excluded Subsidiaries shall be deemed to be a Subsidiary of DW Animation for purposes of Articles IV, VI (other than Section 6.1 and for purposes of the terms “Excluded Subsidiary” and “existing Subsidiary”), VII (other than clause (iv) of Section 7.3) and VIII of this Agreement (or for purposes of any defined term as such term is used in any of such Articles).

“Subsidiary Guarantor”: each Subsidiary of DW Animation party to the Guarantee and Collateral Agreement. It is understood that (i) DWA Finance I LLC and Pacific Productions LLC shall not be Subsidiary Guarantors as long as such entities carry on no operations and remain dormant and (ii) no Excluded Subsidiary shall be a Subsidiary Guarantor.

“Subsidiary Redesignation”: as defined in the definition of “Excluded Subsidiary”.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement (excluding, for purposes of clarity, employee stock options and similar employee compensation arrangements) involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of DW Animation or any of its Subsidiaries or Affiliates shall be deemed a “Swap Agreement”.

“Tax Credit-Financed PSA”: any production services agreement by and between DW Animation or any of its Subsidiaries, on the one hand, and a third party production company organized under the laws of Canada, on the other hand, with respect to any television series, solely to the extent that (i) such third party production company (x) qualifies for tax credits under Canadian law in connection with such services agreement (whether for production or post-production services) and (y) has received (and continues to receive) “tax credit-financing” from a third party financial institution and (ii) any applicable Requirement of Law (including but not limited to laws, rules or regulations governing eligibility for tax credits) prohibits the transfer of any Copyrights (as defined in the Guarantee and Collateral Agreement), or any rights under any Copyright, owned by DW Animation or any of its Subsidiaries exclusively associated with such television series (the “Restricted Copyrights”) to any Person unless such production services agreement is also transferred to such Person (any such limitation on the transfer of Restricted Copyrights pursuant to any such applicable Requirement of Law, a “Copyright Transfer Restriction”).

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Television Exhibition”: with respect to any Motion Picture, exhibition of such Motion Picture using any form of motion picture copy for transmission by any means now known or hereafter devised (including over-the-air, cable, wire, fiber, master antennae, satellite, microwave, closed circuit, laser, multi-point distribution services, internet or direct broadcast systems), which transmission is received, directly or indirectly by retransmission or otherwise, impaired or unimpaired, for viewing such Motion Picture on the screen of a television receiver or comparable device now known or hereafter devised (including high definition television), other than home video exhibition, any exhibition pursuant to the HBO License Agreements or any theatrical exhibition.

“Total Assets”: as of any date, the total consolidated assets of DW Animation and its Subsidiaries, as shown on the balance sheet of DW Animation as of the last day of the fiscal quarter of DW Animation most recently ended prior to such date and delivered pursuant to Section 6.1(a) or 6.1(b), as applicable.

“Total Capitalization”: at any date of determination, the sum of Total Debt at such date and book equity of DW Animation at such date, determined without giving effect to unrealized accounting gains and losses relating to interest rate hedge agreements. For the purpose of determining the Leverage Ratio pursuant to Section 7.1(a) at any time, book equity shall be deemed to include the Second Cycle Residual Value at such date.

“Total Debt”: at any date of determination, all Indebtedness of DW Animation and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Trademark License Agreement”: the License Agreement, dated as of October 27, 2004, between DWA LLC and DWS pursuant to which DWA LLC granted DWS a license to use certain trademarks.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“Uniform Customs”: the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

“Unutilized Commitment”: as to any Lender at any time, an amount equal to the excess, if any, of (a) the amount of such Lender’s Commitment over (b) such Lender’s Aggregate Revolving Extensions of Credit.

“U.S.” or “United States”: the United States of America.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Withdrawal Liability”: any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are used in sections 4203 and 4205, respectively, of ERISA.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any other Loan Document or any certificate or other document made or delivered pursuant hereto or thereto.

(b) Unless otherwise specified herein, all accounting terms used herein (and in any other Loan Document and any certificate or other document made or delivered pursuant hereto or thereto) shall be interpreted, all accounting determinations shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of DW Animation or any Subsidiary at “fair value”, as defined therein, (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof) or (iii) any change to GAAP occurring after the date hereof as a result of the adoption of any proposals set forth in the Proposed Accounting Standards Update, Leases (Topic 840), issued by the Financial Accounting Standards Board on August 17, 2010, or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on the date hereof; provided, however, that if DW Animation notifies the Administrative Agent that DW Animation wishes to amend any covenant in Section 7 (or any defined term in Section 1.1 used in connection therewith) to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies DW Animation that the Required Lenders wish to amend Section 7 (or any defined term in Section 1.1 used in connection therewith) for such purpose), then compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to DW Animation and the Required Lenders.

(c) Unless otherwise stated herein, all calculations of ultimates pursuant to this Agreement shall be made in a manner consistent with calculations of ultimates made in connection with any financial statements prepared by DW Animation whether pursuant to this Agreement or otherwise.

(d) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights. References to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. LOANS

2.1 Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (the “Loans”) to DW Animation from time to time during the Commitment Period. DW Animation may use the Commitments by borrowing, repaying the Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

(b) The Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by DW Animation and notified to the Administrative Agent in accordance with Sections 2.2 and 2.7; provided that no Loan of a particular Lender shall be made as a Eurodollar Loan after the day that is one month prior to the Scheduled Termination Date.

(c) So long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, DW Animation and any one or more Lenders (including New Lenders) may from time to time agree that such Lenders shall obtain Commitments or increase the amount of their Commitments by executing and delivering to the Administrative Agent an Increased Facility Activation Notice specifying (i) the amount of such increase and (ii) the applicable Increased Facility Closing Date. Notwithstanding the foregoing, without the consent of the Required Lenders, (i) the aggregate amount of incremental Commitments obtained after the Restatement Effective Date pursuant to this paragraph shall not exceed $50,000,000; (ii) each increase effected pursuant to this paragraph shall be in a minimum amount of at least $25,000,000 and (iii) no more than two Increased Facility Closing Dates may be selected by DW Animation after the Restatement Effective Date. No Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees to do so in its sole discretion.

(d) Any additional bank or financial institution which, with the consent of DW Animation and the Administrative Agent (which consent shall not be unreasonably withheld), elects to become a “Lender” under this Agreement in connection with any transaction described in Section 2.1(c) shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit G-1, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

(e) Unless otherwise agreed by the Administrative Agent, on each Increased Facility Closing Date, DW Animation shall borrow Loans under the increased Commitments from each Lender participating in the relevant increase in an amount determined by reference to the amount of each Type of Loan (and, in the case of Eurodollar Loans, of each Eurodollar Tranche) which would then have been outstanding from such Lender if (i) each such Type or Eurodollar Tranche had been borrowed or effected on such Increased Facility Closing Date and (ii) the aggregate amount of each such Type or Eurodollar Tranche requested to be so borrowed or effected had been proportionately increased. The Eurodollar Rate applicable to any Eurodollar Loan borrowed pursuant to the preceding sentence shall equal the Eurodollar Rate then applicable to the Eurodollar Loans of the other Lenders in the same Eurodollar Tranche (or, until the expiration of the then-current Interest Period, such other rate as shall be agreed upon between DW Animation and the relevant Lender).

2.2 Procedure for Revolving Credit Borrowing. DW Animation may borrow under the Commitments during the Commitment Period on any Business Day; provided that DW Animation shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to (a) 3:00 P.M., New York City time, three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans or (b) 12:00 noon, New York City time on the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether such borrowing shall consist of Eurodollar Loans or ABR Loans, and (iv) in the case of Eurodollar Loans, the respective amounts thereof and the respective lengths of the initial Interest Periods therefor. Each borrowing under the Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof (or, if the then Unutilized Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $500,000 in excess thereof. Upon receipt of any such notice from DW Animation, the Administrative Agent shall promptly notify each relevant Lender thereof. Each relevant Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of DW Animation at the office of the Administrative Agent specified in Section 10.2 prior to 1:00 P.M., New York City time, on the Borrowing Date requested by DW Animation in funds immediately available to the Administrative Agent. Such borrowing will then be made available to DW Animation by the Administrative Agent crediting the account of DW Animation on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the relevant Lenders and in like funds as received by the Administrative Agent.

2.3 Commitment Fees; etc. (a) DW Animation agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (a “Commitment Fee”), computed at a rate per annum equal to the Commitment Fee Rate on the average daily amount of the unutilized Commitment of such Lender for the period for which such payment is made. The Commitment Fee shall be payable quarterly in arrears on the last day of each March, June, September and December and on the last day of the Commitment Period, commencing on the first of such dates to occur after the Restatement Effective Date.

(b) DW Animation agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements entered into by DW Animation with the Administrative Agent and to perform any other obligations of DW Animation contained therein.

2.4 Termination or Reduction of Commitments; Mandatory Prepayments. (a) DW Animation shall have the right, upon not less than five Business Days’ notice to the Administrative Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments; provided that no such termination or reduction of the Commitments shall be permitted if, after giving effect thereto and to any repayments of the Loans made on the effective date thereof, (i) the Facility Exposure would exceed the aggregate Commitments then in effect or (ii) the Aggregate Revolving Extensions of Credit of any Lender would exceed such Lender’s Commitment. Any such reduction shall be in an amount equal to $10,000,000 or a whole multiple thereof and shall reduce permanently the Commitments then in effect.

(b) The Commitments shall automatically be permanently reduced on the date of any Non-Excluded Asset Sale (each, a “Specified Non-Excluded Asset Sale”) occurring on or after the date on which the aggregate fair market value of all assets sold or otherwise disposed of in connection with Non-Excluded Asset Sales since the Restatement Effective Date, without duplication, exceeds $50,000,000, such reduction to be in an amount equal to 100% of the Net Cash Proceeds of such asset sale (or the Specified Percentage of such Net Cash Proceeds, in the case of the first Specified Non-Excluded Asset Sale). As used in this Section 2.4(b), the term “Specified Percentage” means, with respect to the first Specified Non-Excluded Asset Sale, the quotient, expressed as a percentage, of (i) the excess of the aggregate fair market value of all assets sold or otherwise disposed of (without duplication) in connection with Non-Excluded Asset Sales (including such Specified Non-Excluded Asset Sale) since the Restatement Effective Date through the date of such Specified Non-Excluded Asset Sale over $50,000,000 and (ii) the aggregate fair market value of the assets sold or otherwise disposed of in connection with such Specified Non-Excluded Asset Sale. For the avoidance of doubt, for purposes of any computation made under this paragraph, (i) the aggregate fair market value of the Equity Interests of an Excluded Subsidiary that are sold or otherwise disposed of in a Non-Excluded Asset Sale shall be reduced by the aggregate fair market value of all assets sold or otherwise disposed of by DW Animation or any Non-Excluded Subsidiary to such Excluded Subsidiary in a Non-Excluded Asset Sale prior to the applicable date of determination, if any, and (ii) if the sale or other disposition of the Equity Interests of an Excluded Subsidiary constitutes a Specified Non-Excluded Asset Sale, then the Net Cash Proceeds from such sale or other disposition of such Equity Interests shall be reduced by an amount equal to the sum of (x) the aggregate Net Cash Proceeds (if any) of all assets sold or otherwise disposed of by DW Animation or any Non-Excluded Subsidiary to such Excluded Subsidiary in a Non-Excluded Asset Sale that is a Specified Non-Excluded Asset Sale prior to the applicable date of determination to the extent such Net Cash Proceeds are applied to reduce the Commitments pursuant to this Section 2.4(b) plus (y) the aggregate fair market value of the consideration received by DW Animation or any Non-Excluded Subsidiary in respect of all assets sold or otherwise disposed of by DW Animation or any Non-Excluded Subsidiary to such Excluded Subsidiary in a Non-Excluded Asset Sale that is either not a Specified Non-Excluded Asset Sale or that is the first Specified Non-Excluded Asset Sale (less the amount of Net Cash Proceeds from such first Specified Non-Excluded Asset Sale that are applied to reduce the Commitments pursuant to this Section 2.4(b)) prior to the applicable date of determination.

(c) If, after giving effect to any reduction in the Commitments pursuant to Section 2.4(b), or at any other time (i) the Aggregate Revolving Extensions of Credit of any Lender exceeds such Lender’s Commitment or (ii) the Facility Exposure exceeds the aggregate Commitments, DW Animation shall, on the date of such reduction or at such other time, prepay the Loans to the extent necessary to eliminate any such excess; provided that if any such prepayment is insufficient to eliminate any such excess (because L/C Obligations constitute a portion thereof), DW Animation shall, on the date of such reduction or at such other time, to the extent of the balance of such excess, deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the relevant Lenders on terms and conditions reasonably satisfactory to the Administrative Agent, which deposit shall be released to DW Animation from time to time in the amount of each subsequent reduction of such L/C Obligations.

2.5 Repayment of Loans; Evidence of Debt. (a) DW Animation hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender on the Scheduled Termination Date, the then unpaid principal amount of each Loan made by such Lender. DW Animation hereby further agrees to pay interest in immediately available funds at the office of the Administrative Agent on the unpaid principal amount of the Loans from time to time outstanding from the Restatement Effective Date until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.9.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of DW Animation to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain the Register pursuant to Section 10.6(b), and a subaccount therein for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is an ABR Loan or a Eurodollar Loan, and any Interest Period applicable to such Loan, (ii) the amount of any principal or interest due and payable or to become due and payable from DW Animation to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from DW Animation and each Lender’s share thereof.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.5(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of DW Animation therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of DW Animation to repay (with applicable interest) the Loans made to DW Animation by such Lender in accordance with the terms of this Agreement.

2.6 Optional Prepayments. DW Animation may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice to the Administrative Agent delivered no later than 3:00 P.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 12:00 noon, New York City time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment, whether the prepayment is of Eurodollar Loans, ABR Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (in the case of any Eurodollar Loans) any amounts payable pursuant to Section 2.15 and (except in the case of ABR Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Loans pursuant to this Section 2.6 shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof (or, if less, the remaining outstanding principal amount thereof).

2.7 Conversion and Continuation Options. (a) DW Animation may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent at least one Business Day’s prior irrevocable notice of such election (such notice to be delivered no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date); provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. DW Animation may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election (such notice to be delivered no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date). Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. All or any part of outstanding Eurodollar Loans and ABR Loans may be converted as provided herein; provided that no ABR Loan made by a particular Lender may be converted into a Eurodollar Loan (i) after the date that is one month prior to the Scheduled Termination Date or (ii) if an Event of Default specified in clauses (i) or (ii) of Section 8.1(f) with respect to DW

Animation has occurred and is continuing; and provided further that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions.

(b) Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by DW Animation giving notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar Loan may be continued as such (i) after the date that is one month prior to the Scheduled Termination Date, (ii) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations or (iii) if an Event of Default specified in clauses (i) or (ii) of Section 8.1(f) with respect to DW Animation is in existence, and provided, further, that if DW Animation shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.

2.8 Minimum Amounts and Maximum Number of Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and prepayments of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (a) the aggregate principal amount of the Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) there shall be no more than 10 Eurodollar Tranches outstanding at any time.

2.9 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any Commitment Fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.9 plus 2% per annum or (y) in the case of any overdue interest, Commitment Fee or other amount, equal to the rate then applicable to ABR Loans plus 2% per annum, in each case from the date of such non-payment until such amount is paid in full (whether before or after judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.10 Computation of Interest and Fees. (a) Commitment Fees and interest (other than interest calculated on the basis of the Prime Rate) shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest calculated on the basis of the Prime Rate shall be calculated on the basis of a 365- or 366- (as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify DW Animation and the Lenders of each determination of a Eurodollar Rate in respect of any Eurodollar Tranche. Any change in the interest rate on a Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify DW Animation and the Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on DW Animation and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of DW Animation, deliver to DW Animation a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.9(a).

2.11 Inability to Determine Interest Rate; Illegality. (a) If prior to the first day of any Interest Period:

(i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon DW Animation absent manifest error) that adequate and reasonable means (including by means of an Interpolated Rate) do not exist for ascertaining the Eurodollar Base Rate or the Eurodollar Rate, as applicable, for such Interest Period, or

(ii) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Base Rate or the Eurodollar Rate, as applicable, determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Eurodollar Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to DW Animation and the Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans and (y) any Loans that, on the first day of such Interest Period, were to be converted to or continued as Eurodollar Loans shall be converted to or continued as ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall DW Animation have the right to convert ABR Loans to Eurodollar Loans.

(b) Notwithstanding anything to the contrary herein contained, if any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby, then, by written notice to DW Animation and to the Administrative Agent, such Lender may:

(i) declare that Eurodollar Loans will not thereafter be made by such Lender hereunder, whereupon DW Animation shall otherwise be prohibited from requesting Eurodollar Loans from, and instead shall borrow ABR Loans from, such Lender hereunder unless such declaration is subsequently withdrawn; and

(ii) require that all outstanding Eurodollar Loans made by it be converted to ABR Loans in which event (A) all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in Section 2.11(c) and (B) all payments and prepayments of principal which would otherwise have been applied to repay the converted Eurodollar Loans shall instead be applied to repay the ABR Loan resulting from the conversion of such Eurodollar Loans.

(c) For purposes of this Section 2.11, a notice to DW Animation by any Lender pursuant to Section 2.11(b) shall be effective on the date of receipt thereof by DW Animation.

2.12 Pro Rata Treatment and Payments. (a) Except as contemplated by Section 2.4, (i) each borrowing of Loans by DW Animation from the Lenders hereunder shall be made pro rata according to the respective Commitment Percentages of the Lenders, (ii) each reduction of the Commitments and each payment in respect of Commitment Fees shall be made pro rata according to the respective Commitment Percentages of the Lenders and (iii) each payment (including each prepayment) by DW Animation on account of principal of and interest on Loans shall be made pro rata according to the respective outstanding principal amount of such Loans then held by the Lenders (other than Defaulting Lenders if otherwise provided under Section 2.18). Notwithstanding anything to the contrary in this Agreement, if an Event of Default shall have occurred and be continuing, each payment (including each prepayment) by DW Animation on account of principal of and interest on Loans shall be made pro rata according to the respective outstanding principal amount of all such Loans then held by all Lenders. All payments (including prepayments) to be made by DW Animation hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Administrative Agent’s office specified in Section 10.2, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the relevant Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to DW Animation a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.12(b) shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from DW Animation.

2.13 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof shall:

(i) subject any Credit Party to any Taxes (other than (A) Non-Excluded Taxes covered by Section 2.14, (B) Taxes described in Section 2.14(a)(i), Section 2.14(a)(ii) or Section 2.14(d) and (C) Taxes that are attributable to such Credit Party’s failure to comply with the requirements of Section 2.14(c)) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets held by, deposits or other liabilities in or for the account of, or advances, loans or other extensions of credit (or participations therein) by, any office of a Lender (except any such reserve requirement reflected in the Eurodollar Rate) or the L/C Issuer; or

(iii) shall impose on such Lender or L/C Issuer any other condition (other than Taxes);

and the result of any of the foregoing is to increase the cost to such Lender or such other Credit Party, by an amount that such Lender or other Credit Party deems to be material, of making, converting into, continuing or maintaining Loans or issuing or participating in L/Cs, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, DW Animation shall promptly pay such Lender or such other Credit Party, upon its demand, any additional amounts necessary to compensate such Lender or such other Credit Party for such increased cost or reduced amount receivable. If any Lender or such other Credit Party becomes entitled to claim any additional amounts pursuant to this Section 2.13(a), it shall promptly notify DW Animation, through the Administrative Agent, of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any entity controlling such Lender with any request or directive regarding capital or liquidity requirements (whether or not having the force of law) from any Governmental Authority, in each case, made subsequent to the date hereof, shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any L/C to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to DW Animation (with a copy to the Administrative Agent) of a written request therefor, DW Animation shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender or such entity for such reduction.

(c) Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented.

(d) A certificate as to any additional amounts payable pursuant to this Section 2.13 submitted by any Lender, through the Administrative Agent, to DW Animation shall specify in reasonable detail the basis for the request for compensation of such additional amounts and the method of computation thereof and shall be conclusive in the absence of manifest error. DW Animation shall pay each Lender the amount shown as due on any such certificate delivered by it within 30 days after receipt thereof. The obligations of DW Animation pursuant to this Section 2.13 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e) Promptly after any Lender has determined that it will make a request for additional amounts pursuant to this Section 2.13, such Lender will notify DW Animation thereof. Failure on the part of any Lender so to notify DW Animation or to demand additional amounts with respect to any period shall not constitute a waiver of such Lender’s right to demand additional amounts with respect to such period or any other period; provided that DW Animation shall not be under any obligation to compensate any Lender with respect to increased costs or reductions with respect to any period prior to the date (the “Cut-Off Date”) that is six months prior to such request if such Lender was aware on the Cut-Off Date of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would in fact result in such increased costs or reduction and provided, further, that the limitation in the preceding proviso shall not apply to any increased costs or reductions arising out of the retroactive application of any Requirement of Law.

2.14 Taxes. (a) Except as otherwise required by law, all payments made by or on behalf of any Loan Party under this Agreement and the other Loan Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future Taxes, excluding (i) net income taxes and franchise Taxes (imposed in lieu of net income Taxes) and branch profits Taxes imposed on the Administrative Agent or any Lender (or Transferee), in each case, (x) as a result of the Administrative Agent or any Lender (or Transferee) being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (y) that are Other Connection Taxes and (ii) any U.S. federal withholding Taxes imposed under FATCA; provided that, if any such non-excluded Taxes (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender (or Transferee), as determined in good faith by the applicable withholding agent, (x) such amounts shall be paid to the relevant Governmental Authority in accordance with applicable law and (y) the amounts so payable by the applicable Loan Party to the Administrative Agent or such Lender (or Transferee) shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (or Transferee) (after payment of all Non-Excluded Taxes or Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement as if such withholding or deduction had not been made; provided further, however, that the Loan Parties shall not be required to increase any such amounts payable to any Non-U.S. Lender to the extent that the Non-Excluded Taxes giving rise to such increase are attributable to such Non-U.S. Lender’s failure to comply with the requirements of paragraph (c) of this Section 2.14. Whenever any Non-Excluded Taxes are payable by any Loan Party, as promptly as possible thereafter such Loan Party shall send to the Administrative Agent for its own account or for the account of such Lender (or Transferee), as the case may be, a certified copy of an original official receipt received by such Loan Party showing payment thereof. If (A) any Loan Party fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate Governmental Authority, (B) any Loan Party fails to remit to the Administrative Agent the required receipts or other required documentary evidence or (C) any Non-Excluded Taxes or Other Taxes are imposed directly upon the Administrative Agent or any Lender, the Loan Parties shall indemnify the Administrative Agent and the Lenders (and the Transferees) for such amounts and any incremental Taxes, interest or penalties that may become payable by the Administrative Agent or any Lender (or Transferee) as a result of any such failure, in the case of (A) and (B), or any such direct imposition, in the case of (C). The agreements in this Section 2.14 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b) If any Lender (or Transferee) or the Administrative Agent, as applicable, determines in its sole discretion exercised in good faith that it has received a refund of a Tax for which a payment has been made by any Loan Party pursuant to this Section 2.14, which refund in the good faith judgment and sole discretion of such Lender (or Transferee) or the Administrative Agent, as the case may be, is attributable to such payment made by such Loan Party, then the Lender (or Transferee) or the Administrative Agent, as the case may be, shall reimburse such Loan Party (without interest, other than interest paid by the relevant Governmental Authority with respect to such refund) for such amount as the Lender (or Transferee) or the Administrative Agent, as the case may be, determines to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position than it would have been if the payment had not been required. Such Loan Party, upon the request of such Lender (or Transferee) or the Administrative Agent, shall repay to such Lender (or Transferee) or the Administrative Agent, as the case may be, the amount paid over pursuant to this paragraph (b) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Lender (or Transferee) or the Administrative Agent is required to repay such refund to any Governmental Authority. Neither any Lender (or Transferee) nor the Administrative Agent shall be obligated to disclose any information regarding its tax affairs or computations to DW Animation or any other Person in connection with this paragraph (b) or any other provision of this Section 2.14.

(c) Each Lender that is a “United States Person” as defined in Section 7701(a)(30) of the Code shall deliver to DW Animation and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of DW Animation or the Administrative Agent) two properly completed and duly signed copies of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal withholding Tax. Each Non-U.S. Lender shall deliver to DW Animation and the Administrative Agent (i) two copies of either IRS Form W-8BEN, Form W-8BEN-E, Form W-8ECI or Form W-8IMY (together with any applicable underlying IRS forms), (ii) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding Tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit F-1 and the applicable IRS Form W-8, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding Tax on payments under this Agreement and the other Loan Documents, (iii) to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E a statement substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a statement substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner or (iv) any other form prescribed by applicable requirements of U.S. federal income Tax law as a basis for claiming exemption from or a reduction of U.S. federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit DW Animation and the Administrative Agent to determine the withholding or deduction required to be made. Such forms shall be delivered by each Non-U.S. Lender (i) on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation), (ii) on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”) and (iii) from time to time upon the request of DW Animation or the Administrative Agent. In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify DW Animation and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to DW Animation or the Administrative Agent (or any other form of certification adopted by the U.S. taxing authorities for such purpose). In addition, if a payment made to a Non-U.S. Lender hereunder would be subject to U.S. federal withholding Tax imposed by FATCA if such Non-U.S. Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Non-U.S. Lender shall deliver to the Administrative Agent and DW Animation at the time or times prescribed by law and at such time or times reasonably requested by DW Animation or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by DW Animation or the Administrative Agent as may be necessary for DW Animation and the Administrative Agent to comply with their obligations under FATCA and to determine that such Non-U.S. Lender has complied with such Non-U.S. Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.14(c), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Notwithstanding any other provision of this Section 2.14(c), a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.14(c) that such Non-U.S. Lender is not legally able to deliver.

(d) Notwithstanding any other provision of this Section 2.14, no Loan Party shall be required to indemnify any Non-U.S. Lender, or to pay any additional amounts to any Non-U.S. Lender, in respect of United States federal withholding Tax pursuant to paragraph (a) above to the extent that the obligation to withhold amounts with respect to United States federal withholding Tax existed (i) on the date such Non-U.S. Lender became a party to this Agreement or (ii) with respect to payments to a New Lending Office, the date such Non-U.S. Lender designated such New Lending Office with respect to a Loan, except in each case to the extent that, pursuant to this Section 2.14, amounts with respect to such Taxes were payable either to such Non-U.S. Lender’s assignor immediately before such Non-U.S. Lender acquired the applicable interest in a Loan or Commitment or to such Non-U.S. Lender immediately before it changed its lending office.

(e) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(c) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) The Administrative Agent and the Lenders shall, solely for purposes of determining the applicability of U.S. Federal withholding Taxes imposed by FATCA, from and after the date hereof, treat the Credit Agreement (together with any loans or other extensions of credit pursuant thereto) as not qualifying as a “grandfathered obligation” under FATCA.

2.15 Indemnity. DW Animation agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by DW Animation in making a borrowing of Eurodollar Loans or in the conversion into or continuation of Eurodollar Loans after DW Animation has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by DW Animation in making any prepayment of or conversion from Eurodollar Loans after DW Animation has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or the proposed Interest Period), in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the margin included therein) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section 2.15 submitted to DW Animation by any Lender shall be conclusive in the absence of manifest error. The obligations contained in this Section 2.15 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.16 Change of Lending Office. Each Lender (or Transferee) agrees that, upon the occurrence of any event giving rise to the operation of Section 2.13 or 2.14(a) with respect to such Lender (or Transferee), it will, if requested by DW Animation, use reasonable efforts (subject to overall policy considerations of such Lender (or Transferee)) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 2.16 shall affect or postpone any of the obligations of DW Animation or the rights of any Lender (or Transferee) pursuant to Sections 2.13 and 2.14(a).

2.17 Replacement of Lenders under Certain Circumstances. DW Animation shall be permitted to replace any Lender which (a) requests reimbursement for amounts owing pursuant to Section 2.13 or 2.14, (b) becomes a Defaulting Lender or (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained), with a replacement bank or other financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.16 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.13 or 2.14, as the case may be, (iv) DW Animation shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts owing to such replaced Lender prior to the date of replacement, (v) DW Animation shall be liable to such replaced Lender under Section 2.15 if any Eurodollar Loan owing to such replaced Lender shall be prepaid (or purchased) other than on the last day of the Interest Period relating thereto, (vi) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that DW Animation shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, DW Animation shall pay all additional amounts (if any) required pursuant to Section 2.13 or 2.14, as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights which DW Animation, the Administrative Agent or any other Lender shall have against the replaced Lender or that the replaced Lender shall have under this Agreement. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by DW Animation, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

2.18 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.3(a);

(b) the Commitment and Aggregate Revolving Extensions of Credit of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 10.1); provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby; provided further that each payment (including each prepayment) by DW Animation on account of principal of and interest on Loans to a Defaulting Lender shall be subordinated to such payments to the non-Defaulting Lenders;

(c) if any L/C Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Commitment Percentages but only to the extent the sum of all non-Defaulting Lenders’ Aggregate Revolving Extensions of Credit plus such Defaulting Lender’s L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, DW Animation shall, within one Business Day following notice by the Administrative Agent to DW Animation, cash collateralize for the benefit of the L/C Issuer only DW Animation’s obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 8.1 for so long as such L/C Exposure is outstanding;

(iii) if DW Animation cash collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, DW Animation shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.4(a) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;

(iv) if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.3(a) and Section 3.4(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Commitment Percentages; and

(v) if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the L/C Issuer or any other Lender hereunder, all fees payable under Section 3.4(a) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the L/C Issuer until and to the extent that such L/C Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the L/C Issuer shall not be required to issue, amend or increase any L/C unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by DW Animation in accordance with Section 2.18(c), and participating interests in any newly issued or increased L/C shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.18(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Lender Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the L/C Issuer has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the L/C Issuer shall not be required to issue, amend or increase any L/C, unless the L/C Issuer shall have entered into arrangements with DW Animation or such Lender, satisfactory to the L/C Issuer to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, DW Animation and the L/C Issuer each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Commitment Percentage.

2.19 Extension of Loans. (a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by DW Animation to all Lenders with Commitments with a like maturity date, on a pro rata basis (based on the aggregate outstanding principal amount of the respective Commitments with a like maturity date) and on the same terms to each such Lender, DW Animation is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Commitments and otherwise modify the terms of such Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Commitments (and related outstandings) (each, an “Extension”, and each group of Commitments as so extended, as well as the original Commitments (not so extended), being a “tranche”; any Extended Commitments shall constitute a separate tranche of Commitments from the tranche of Commitments from which they were converted)), so long as the following terms are satisfied: (i) no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders, (ii) except as to pricing (interest rate, fees, funding discounts and prepayment premiums) and maturity (which shall be set forth in the relevant Extension Offer) and any other terms that are effective only after the final maturity or termination of all Commitments in effect on the date of the applicable Extension Amendment and the payment in full of all Obligations related thereto, the Commitment of any Lender that agrees to an Extension with respect to such Commitment (an “Extending Lender”) extended pursuant to an Extension (an “Extended Commitment”), and the related outstandings, shall be a Commitment (or related outstandings, as the case may be) with the same terms as the original Commitments (and related outstandings); provided that (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Commitments (and related outstandings) and (B) repayments required upon the maturity date of the non-extending Commitments) of Loans with respect to Extended Commitments after the applicable Extension date shall be made on a pro rata basis with all other Commitments, (2) the permanent repayment of Loans with respect to, and termination of, Extended Commitments after the applicable Extension date shall be made on a pro rata basis with all other Commitments, except that DW Animation shall be permitted to permanently repay and terminate Commitments of any tranche on a better than a pro rata basis as compared to any other Commitments of any tranche with a later maturity date than such Commitments, (3) assignments and participations of Extended Commitments and extended Loans shall be governed by the same assignment and participation provisions applicable to Commitments and Loans and (4) at no time shall there be Commitments hereunder (including Extended Commitments and any original Commitments) which have more than two different maturity dates, (iii) if the aggregate principal amount of Commitments in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Commitments offered to be extended by DW Animation pursuant to such Extension Offer, then the Loans of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer, (iv) all documentation in respect of such Extension shall be consistent with the foregoing and (v) any applicable Minimum Extension Condition shall be satisfied unless waived by DW Animation.

(b) With respect to all Extensions consummated by DW Animation pursuant to this Section 2.19, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 2.4 or 2.6 and (ii) each Extension Offer shall specify the minimum amount of Commitments to be tendered, which shall be at least $20,000,000 (or, if less, the remaining outstanding amount thereof) (or such lesser minimum amount reasonably approved by the Administrative Agent) (a “Minimum Extension Condition”). The transactions contemplated by this Section 2.19 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Commitments on such terms as may be set forth in the relevant Extension Offer) shall not require the consent of any Lender or any other Person (other than as set forth in paragraph (c) below), and the requirements of any provision of this Agreement (including Sections 2.6 and 2.12) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.19 shall not apply to any of the transactions effected pursuant to this Section 2.19.

(c) The consent (such consent not to be unreasonably withheld, delayed or conditioned) of the Administrative Agent shall be required to effectuate any Extension. No consent of any Lender or any other Person shall be required to effectuate any Extension, other than (A) the consent of DW Animation and each Lender agreeing to such Extension with respect to its Commitments (or a portion thereof) and (B) the consent of the L/C Issuer, which consent shall not be unreasonably withheld, conditioned or delayed. All Extended Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents (an “Extension Amendment”) with DW Animation as may be necessary in order to establish new tranches or sub-tranches in respect of Commitments so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and DW Animation in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.19. In addition, if so provided in such amendment and with the consent of the L/C Issuer, participations in L/Cs expiring on or after the Scheduled Termination Date in respect of the original Commitments shall be re-allocated from Lenders holding original Commitments to Lenders holding Extended Commitments in accordance with the terms of such amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Commitments, be deemed to be participation interests in respect of such Commitments and the terms of such participation interests (including the fees applicable thereto) shall be adjusted accordingly. Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any mortgage that has a maturity date prior to the then latest Scheduled Termination Date so that such maturity date is extended to the then latest Scheduled Termination Date (or such later date as may be advised by local counsel to the Administrative Agent).

(d) In connection with any Extension, DW Animation shall provide the Administrative Agent at least five Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or that are acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.19.

SECTION 3. L/CS

3.1 L/C Commitment. (a) Subject to the terms and conditions hereof, the L/C Issuer, in reliance on the agreements of the other Lenders set forth in Section 3.3(a), agrees to issue L/Cs (“L/Cs”) for the account of DW Animation on any Business Day during the Commitment Period in such form as may be approved from time to time by the L/C Issuer; provided that the L/C Issuer shall have no obligation to issue any L/C if, after giving effect to such issuance, the sum of the L/C Obligations would exceed the L/C Commitment. Each L/C (i) shall be denominated in Dollars, (ii) shall expire no later than the earlier of (x) subject to Section 2.19, the fifth Business Day prior to the Scheduled Termination Date and (y) the first anniversary of the date of issuance thereof; provided that any L/C with a one-year tenor may provide for the renewal thereof for additional one-year periods, and provided, further, that in no event shall such L/C extend beyond the date that is the fifth Business Day prior to the Scheduled Termination Date and (iii) unless otherwise agreed by the L/C Issuer in its sole discretion, shall be in a face amount of at least $1,000,000. Notwithstanding the foregoing, effective on the Restatement Effective Date, the letters of credit described on Schedule 3.1 shall automatically be deemed to be L/Cs hereunder.

(b) The L/C Issuer shall not at any time be obligated to issue any L/C hereunder if such issuance would conflict with, or cause the L/C Issuer or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2 Procedure for Issuance of L/Cs. DW Animation may from time to time request that the L/C Issuer issue an L/C by delivering to the L/C Issuer at its address for notices specified herein an Application therefor, completed to the reasonable satisfaction of the L/C Issuer, and such other certificates, documents and other papers and information as the L/C Issuer may reasonably request. Upon receipt of any Application, the L/C Issuer will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the L/C requested thereby (but in no event shall the L/C Issuer be required to issue any L/C earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such L/C to the beneficiary thereof or as otherwise may be agreed by the L/C Issuer and DW Animation. The L/C Issuer shall furnish a copy of such L/C to DW Animation and each Lender promptly following the issuance thereof.

3.3 L/C Participations. (a) The L/C Issuer irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the L/C Issuer to issue L/Cs hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the L/C Issuer, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk, an undivided interest equal to such L/C Participant’s Commitment Percentage in the L/C Issuer’s obligations and rights under each L/C and the amount of each draft paid by the L/C Issuer thereunder. Each L/C Participant unconditionally and irrevocably agrees with the L/C Issuer that, if a draft is paid under any L/C for which the L/C Issuer is not reimbursed in full by DW Animation in accordance with the terms of this Agreement (or in the event that any reimbursement received by the L/C Issuer shall be required to be returned by it at any time), such L/C Participant shall pay to the L/C Issuer upon demand at the L/C Issuer’s address for notices specified herein an amount equal to such L/C Participant’s Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed (but in any event not to exceed such L/C Participant’s Specified Commitment Percentage of the amount of such draft (or such unreimbursed portion thereof, as applicable) plus the amount of any additional L/C Exposure in connection with such draft (or such unreimbursed portion thereof, as applicable) reallocated to such LC Participant pursuant to Section 2.18). Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the L/C Issuer, DW Animation or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of DW Animation, (iv) any breach of this Agreement or any other Loan Document by DW Animation, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b) If any amount required to be paid by any L/C Participant to the L/C Issuer pursuant to Section 3.3(a) in respect of any unreimbursed portion of any payment made by the L/C Issuer under any L/C is paid to the L/C Issuer within three Business Days after the date such payment is due, such L/C Participant shall pay to the L/C Issuer on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal funds rate, as quoted by the L/C Issuer, during the period from and including the date such payment is required to the date on which such payment is immediately available to the L/C Issuer, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.3(a) is not in fact made available to the L/C Issuer by such L/C Participant within three Business Days after the date such payment is due, the L/C Issuer shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans. A certificate of the L/C Issuer submitted to any L/C Participant with respect to any amounts owing under this Section 3.3 shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the L/C Issuer has made payment under any L/C and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.3(a), the L/C Issuer receives any payment related to such L/C (whether directly from DW Animation or otherwise), or any payment of interest on account thereof, the L/C Issuer will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the L/C Issuer shall be required to be returned by the L/C Issuer, such L/C Participant shall return to the L/C Issuer the portion thereof previously distributed by the L/C Issuer to it.

3.4 Fees and Other Charges. (a) DW Animation shall pay to the Administrative Agent, for the account of the Lenders, a letter of credit fee with respect to each L/C at a rate per annum equal to the Applicable Margin then in effect with respect to Eurodollar Loans on the average daily amount available to be drawn under such L/C during the period for which payment is made. Such fee shall be payable to the Lenders (including JPMorgan Chase Bank) to be shared ratably among them in accordance with their respective Commitment Percentages. In addition, DW Animation shall pay to the Administrative Agent, for the sole account of the L/C Issuer, a fronting fee with respect to each L/C at a rate per annum equal to 0.125% on the average daily amount available to be drawn under such L/C during the period for which payment is made. Each such letter of credit fee and fronting fee shall be payable in arrears on each L/C Fee Payment Date.

(b) In addition to the foregoing fees, DW Animation shall pay or reimburse the L/C Issuer for such reasonable and customary costs and expenses as are incurred or charged by the L/C Issuer in issuing, effecting payment under, amending or otherwise administering any L/C.

3.5 Reimbursement Obligation of DW Animation. DW Animation agrees to reimburse the L/C Issuer on the next succeeding Business Day after each date on which the L/C Issuer notifies DW Animation of the date and amount of a draft presented under any L/C and paid by the L/C Issuer for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other reasonable costs or expenses incurred by the L/C Issuer in connection with such payment. Each such payment shall be made to the L/C Issuer at its address for notices specified herein in Dollars and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by DW Animation under this Section 3.5 from and including the date such amounts become payable (whether at stated maturity, by acceleration or otherwise)

to but not including the date of payment in full at the rate which would be payable on any outstanding ABR Loans which were then overdue. Each drawing under any L/C shall constitute a request by DW Animation to the Administrative Agent for a borrowing of ABR Loans pursuant to Section 2.2 in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the next succeeding Business Day after the date on which the L/C Issuer provides the notice specified in the first sentence of this Section 3.5 (unless DW Animation has reimbursed the L/C Issuer in an amount equal to the amount of such drawing on or prior to such date), and the proceeds of such Loans shall be applied by the Administrative Agent to reimburse the L/C Issuer for the amounts drawn under such L/C.

3.6 Obligations Absolute. DW Animation’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which DW Animation may have or have had against the L/C Issuer or any beneficiary of an L/C. DW Animation also agrees with the L/C Issuer that, except as contemplated by the next succeeding sentence, the L/C Issuer shall not be responsible for, and DW Animation’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among DW Animation and any beneficiary of any L/C or any other party to which such L/C may be transferred or any claims whatsoever of DW Animation against any beneficiary of such L/C or any such transferee. The L/C Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any L/C, except to the extent of any errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the L/C Issuer. DW Animation agrees that any action taken or omitted by the L/C Issuer under or in connection with any L/C or the related drafts or documents, if done in the absence of gross negligence and willful misconduct, shall be binding on DW Animation and shall not result in any liability of the L/C Issuer to DW Animation.

3.7 L/C Payments. If any draft shall be presented for payment under any L/C, the applicable L/C Issuer shall promptly notify DW Animation of the date and amount thereof. The responsibility of the L/C Issuer to DW Animation in connection with any draft presented for payment under any L/C shall, in addition to any payment obligation expressly provided for in such L/C, be limited to determining that the documents (including each draft) delivered under such L/C in connection with such presentment are in conformity with such L/C.

3.8 Applications; Uniform Customs. To the extent that any provision of any Application related to any L/C is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply. Each L/C shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.

3.9 Provisions Related to Extended Commitments. If the maturity date in respect of any tranche of Commitments occurs prior to the expiration of any L/C, then (i) if one or more other tranches of Commitments in respect of which the maturity date shall not have occurred are then in effect, such L/C shall automatically be deemed to have been issued (including for purposes of the obligations of the Lenders to purchase participations therein and to make payments in respect thereof pursuant to Section 3.3) under (and ratably participated in by Lenders pursuant to) the Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Commitments thereunder at such time (it being understood that no partial face amount of any L/C may be so reallocated) and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), DW Animation shall cash collateralize any such L/C in accordance with the procedures set forth in Section 8.1. For the avoidance of doubt, commencing with the maturity date of any tranche of Commitments, the sublimit for L/Cs under any tranche of Commitments that has not so then matured shall be as agreed in the relevant Extension Amendment with such Lenders.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the L/Cs, DW Animation hereby represents and warrants to the Administrative Agent and each Lender that:

4.1 Financial Statements. The audited consolidated balance sheets of DW Animation as at December 31, 2011, December 31, 2012 and December 31, 2013, and the related consolidated statements of income and stockholders’ equity and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers LLP present fairly the consolidated financial condition of DW Animation as at each such date, and the consolidated results of its operations and its consolidated retained earnings and cash flows for the respective fiscal years then ended. The draft unaudited consolidated balance sheet of DW Animation as at December 31, 2014, and the related consolidated statement of income and stockholders’ equity and of cash flows for the fiscal year ended on such date, present fairly the consolidated financial condition of DW Animation as at such date, and the consolidated results of its operations and its consolidated retained earnings and cash flows for the fiscal year then ended. The unaudited consolidated balance sheets of DW Animation as at each of March 31, 2014, June 30, 2014 and September 30, 2014 and the related unaudited consolidated statements of income and of cash flows for the portion of the fiscal year ended on each such date, present fairly the consolidated financial condition of DW Animation as at such date, and the consolidated results of its operations and its consolidated retained earnings and cash flows for the portion of the fiscal year then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as disclosed therein). Except as set forth in Schedule 4.1 or as created under the Loan Documents, as of the Restatement Effective Date, DW Animation and its Subsidiaries do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the audited financial statements as at December 31, 2014 referred to in this paragraph. Except as set forth on Schedule 4.1, during the period from December 31, 2014 to and including the date hereof there has been no sale, transfer or other disposition by DW Animation or any of its Subsidiaries of any material part of its business or property.

4.2 No Material Adverse Change. Since December 31, 2014 (except as described in the Current Report on Form 8-K filed by DW Animation with the SEC on January 22, 2015) there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

4.3 Existence; Compliance with Law. Each of DW Animation and each of its material Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is qualified to do business in each jurisdiction where such qualification is required, except to the extent that the failure to qualify therein could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform each Loan Document to which it is a party and, in the case of DW Animation, to borrow hereunder and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and, in the case of DW Animation, the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or the other Loan Documents. This Agreement has been, and each other Loan Document to which it is a party will be, duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document to which it is a party when executed and delivered will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar. The execution, delivery and performance of the Loan Documents to which any Loan Party is a party, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of DW Animation or of any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation (other than the Liens created by the Security Documents).

4.6 No Material Litigation. Except as set forth on Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of DW Animation, threatened by or against DW Animation or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) which could reasonably be expected to have a Material Adverse Effect.

4.7 No Default. Neither DW Animation nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property; Liens. Each of DW Animation and its Subsidiaries has good title to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien except as permitted by Section 7.2.

4.9 Intellectual Property. DW Animation and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, logos, Internet domain names, social media identifiers, and other indicia of origin, copyrights, and copyrightable works, software, technology, know-how, methods and processes (the “Intellectual Property”) necessary for the conduct of its business as currently conducted except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect and free and clear of all Liens other than Liens permitted pursuant to Section 7.2. Each such registration and application that is material to the business of DW Animation is subsisting, and has not expired or been abandoned or cancelled. No material claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does DW Animation know of any valid basis for any such claim. The use of such Intellectual Property by DW Animation and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.10 Taxes. Each of DW Animation and its Subsidiaries has filed or caused to be filed all material tax returns which, to the knowledge of DW Animation, are required to be filed and has paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property by any Governmental Authority (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of DW Animation or its Subsidiaries, as the case may be); no material Tax Lien has been filed, and, to the knowledge of DW Animation, no claim is being asserted, with respect to any such material Tax, fee or other charge.

4.11 Accuracy of Information. Neither this Agreement, any other Loan Document or any other document, certificate or statement furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents (excluding the projections, financial models and business plans referred to in the next succeeding sentence), contained as of the date such statement, information, document or certificate was so furnished any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not materially misleading. The projections, financial models and business plans that have been or are hereafter prepared by DW Animation or any of its representatives and made available to the Administrative Agent or the Lenders have been or will be prepared in good faith based upon assumptions believed by the management of DW Animation to be reasonable, it being recognized that such projections, financial models and business plans, as they relate to future events, are not to be viewed as fact and that actual results during the period or periods covered thereby may differ materially from the projected results set forth therein. There is no fact known to any Loan Party on the Restatement Effective Date that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in such other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.12 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or (b) for any purpose that violates the provisions of the regulations of the Board. No more than 25% of the assets of the Loan Parties consist of “margin stock” (as so defined). If requested by any Lender or the Administrative Agent, DW Animation will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U 1, as applicable, referred to in Regulation U.

4.13 ERISA and Foreign Plans. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

(a) each Loan Party and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Code and other federal and state laws and the regulations and published interpretations thereunder with respect to each Plan and Pension Plan and have performed all their obligations under each Plan and Pension Plan;

(b) no ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur and none of DW Animation or any of its Non-Excluded Subsidiaries is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event or Foreign Plan Event;

(c) as of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, no Loan Party nor any of their respective ERISA Affiliates has any potential liability for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA); and

(d) the present value of all accumulated benefit obligations under each Pension Plan, did not, as of the close of its most recent plan year, exceed the fair market value of the assets of such Pension Plan allocable to such accrued benefits (determined in both cases using the applicable assumptions under Section 430 of the Code and the Treasury Regulations promulgated thereunder).

4.14 Investment Company Act; Other Regulations. DW Animation is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. DW Animation is not subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board) which limits its ability to incur Indebtedness.

4.15 Subsidiaries. Set forth on Schedule 4.15 are the Subsidiaries of DW Animation as of the date hereof.

4.16 Purpose of Loans. The proceeds of the Loans shall be used by DW Animation to refinance the Existing Credit Agreement and for general purposes including to finance the development, production and distribution costs of entertainment software and to finance acquisitions and investments.

4.17 Security Documents. The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 4.17 in appropriate form are filed in the offices specified on Schedule 4.17, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien, to the extent such security interests can be perfected by the filings and other actions specified on Schedule 3 of the Guarantee and Collateral Agreement or comparable thereto, on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.2).

4.18 Anti-Corruption Laws and Sanctions. DW Animation has implemented and maintains in effect policies and procedures designed to ensure compliance by DW Animation, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and DW Animation, its Subsidiaries and their respective officers and employees and, to the knowledge of DW Animation, its directors and agents, are in compliance in all material respects with (a) Anti-Corruption Laws, (b) applicable Sanctions, (c) the Patriot Act, (d) the anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act, (e) the Anti-Money Laundering Act of 1986, and (f) other federal or state laws relating to anti-money laundering rules and regulations. None of (x) DW Animation, any Subsidiary or, to the knowledge of DW Animation or such Subsidiary, any of their respective directors, officers or employees, or (y) to the knowledge of DW Animation, any agent of DW Animation or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to Effectiveness. The effectiveness of this Agreement and the amendment and restatement of the Existing Credit Agreement is subject to the satisfaction of the following conditions precedent:

(a) Credit Agreement; Guarantee and Collateral Agreement. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of DW Animation, the Administrative Agent, each of the Persons listed on Schedule 1.1(A) and each of the Lenders under the Existing Credit Agreement immediately prior to the Restatement Effective Date and (ii) the Reaffirmation Agreement, executed and delivered by DW Animation and by a duly authorized officer of each Subsidiary Guarantor.

(b) Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Restatement Effective Date, substantially in the form of Exhibit B, with appropriate insertions and attachments, in each case reasonably satisfactory in form and substance to the Administrative Agent and, in any event, in the case of DW Animation, certifying that no Default or Event of Default is then in existence, executed by a Responsible Officer and the Secretary or any Assistant Secretary of such Loan Party.

(c) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions, or substitute opinions, dated the Restatement Effective Date, in each case in form and substance reasonably satisfactory to the Administrative Agent:

(i) the executed legal opinion of Cravath, Swaine & Moore LLP, special counsel to DW Animation;

(ii) the executed legal opinion of Andrew Chang, General Counsel of DW Animation;

(iii) the executed legal opinion of Seyfarth Shaw LLP, special counsel to DW Animation; and

(iv) the executed legal opinion of Richards, Layton & Finger, special counsel to DW Animation.

(d) Fees. Each of the Lenders, the Lead Arrangers and the Administrative Agent shall have received all fees and all expenses for which invoices have been presented and which are required to be paid on or prior to the Restatement Effective Date.

(e) Financial Statements. The Lenders shall have received the financial statements referred to in Section 4.1.

(f) Projections. The Administrative Agent shall have received satisfactory projections through the 2017 fiscal year.

(g) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates, if any, representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement (other than those referred to in Section 6.11(d)), together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement (other than those referred to in Section 6.11(d)) endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(h) Filings, Registrations and Recordings. Except as contemplated by Section 6.11, each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than (x) in the case of Collateral consisting of Capital Stock, Permitted Collateral Liens and (y) with respect to Collateral other than Capital Stock, Liens expressly permitted by Section 7.2), shall be in proper form for filing, registration or recordation on the Restatement Effective Date.

(i) Existing Credit Agreement. The Loans outstanding under (and as defined in) the Existing Credit shall have been reallocated on the Restatement Effective Date as directed by the Administrative Agent in order that such Loans are held by the Lenders ratably in accordance with their Commitments as set forth on Schedule 1.1(A) (after giving effect to the Restatement Effective Date) and DW Animation shall have prepaid all accrued and unpaid interest and Commitment Fees under the Existing Credit Agreement and all accrued fees pursuant to Section 3.4 of the Existing Credit Agreement, accrued to (but not including) the Restatement Effective Date.

(j) Lien Searches. The Administrative Agent shall have received the results of a recent Lien search with respect to each Loan Party in form and substance reasonably satisfactory thereto, and such search shall reveal no Liens on any of the assets of the Loan Parties except for (x) in the case of Collateral consisting of Capital Stock, Permitted Collateral Liens, (y) with respect to Collateral other than Capital Stock, Liens expressly permitted by Section 7.2 and (z) Liens discharged on or prior to the Restatement Effective Date pursuant to documentation satisfactory to the Administrative Agent.

(k) Perfection Certificate. The Administrative Agent shall have received a completed Perfection Certificate (within the meaning of clause (a) of the definition thereof), dated the Restatement Effective Date and executed by a Responsible Officer of DW Animation, with appropriate insertions and attachments.

For purposes of determining satisfaction of the conditions specified in this Section 5.1, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed restatement effective date specifying its objection thereto.

5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit (other than the conversion or continuation of ABR Loans or Eurodollar Loans) requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or immediately after giving effect to the extensions of credit requested to be made on such date.

(c) Credit Limits. After giving effect to such extension of credit, (i) the Aggregate Revolving Extensions of Credit of each Lender shall not exceed such Lender’s Commitment then in effect, (ii) the Facility Exposure shall not exceed the aggregate Commitments then in effect and (iii) the Obligations outstanding under the Loan Documents (and any Liens granted to the Administrative Agent, for the benefit of the Lenders and the other Secured Parties, pursuant to the Loan Documents securing such Obligations) shall be permitted pursuant to the terms of the Senior Unsecured Note Indenture and any refinancing in respect thereof.

Each borrowing by and issuance of an L/C on behalf of DW Animation hereunder shall constitute a representation and warranty by DW Animation as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

DW Animation hereby agrees that, so long as the Commitments remain in effect, any L/C remains outstanding, or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document, DW Animation shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its Subsidiaries to:

6.1 Financial Statements. Furnish to each Lender (through the Administrative Agent):

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of DW Animation, a copy of the consolidated balance sheet of DW Animation and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of income and stockholders’ equity and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without qualification, by independent certified public accountants of nationally recognized standing; and

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of DW Animation (commencing with the fiscal quarter ending March 31, 2015), the unaudited consolidated balance sheet of DW Animation and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows of DW Animation and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as may be approved by such Responsible Officer or accountants, as the case may be, and disclosed therein).

6.2 Certificates; Other Information. Furnish to each Lender (through the Administrative Agent):

(a) within 15 days after the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

(b) concurrently with the delivery of the financial statements referred to in Section 6.1(a) and within 15 days after the delivery of the financial statements referred to in Section 6.1(b), a certificate of a Responsible Officer (i) stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) including calculations in reasonable detail with respect to compliance with Sections 7.1 and 7.4 (including, for the avoidance of doubt, a detailed calculation of by-title Net Remaining Ultimates (which calculation shall be the same as the calculation of Net Remaining Ultimates most recently reviewed by the independent certified public accountants that shall have reported on the financial statements of DW Animation and its consolidated Subsidiaries most recently delivered pursuant to Section 6.1(a))), (iii) certifying that the financial statements delivered for such period are fairly stated in all material respects (subject to normal year-end audit adjustments) and (iv) setting forth (x) all Intellectual Property registrations or applications acquired or developed by any Loan Party after the Restatement Effective Date of the type required to be set forth on Schedule 6 to the Guarantee and Collateral Agreement pursuant to Section 4.8 of the Guarantee and Collateral Agreement and (y) all Deposit Accounts and Securities Accounts (in each case, other than Excluded Accounts) opened (or ceasing to constitute an Excluded Account) by any Loan Party after the Restatement Effective Date, or, in the case of clauses (x) and (y) above, confirming that there has been no change in such information since the date of such last certificate (or, in the case of the first such certificate delivered after the Restatement Effective Date, since the Restatement Effective Date);

(c) concurrently with the delivery of the financial statements referred to in Section 6.1(a), (i) a copy of the business plan for DW Animation and its Subsidiaries to be submitted to the Board of Directors of DW Animation with respect to the fiscal year commencing immediately after the fiscal year covered by such financial statements, such plan to be accompanied by a certificate of a Responsible Officer to the effect that such plan has been prepared in good faith based on reasonable assumptions regarding the operations of DW Animation and its Subsidiaries and that such Responsible Officer has no reason to believe it is incorrect or misleading in any material respect and (ii) a report setting forth, in reasonable detail, DW Animation’s remaining First Cycle Ultimates;

(d) concurrently with the delivery of any financial statements pursuant to Sections 6.1(a) or (b) above, the related unaudited consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Excluded Subsidiaries (if any) from such combined financial statements (provided, that with respect to the financial statements delivered pursuant to Section 6.1(a) with respect to the fiscal year ending December 31, 2014, DW Animation shall only be required to deliver such unaudited consolidating financial statements on or prior to the date that is 30 days following delivery of such audited financial statements (or such later date as agreed to by the Administrative Agent in its sole discretion));

(e) no later than five Business Days prior to the effective date thereof, a copy of any amendment, supplement, waiver or other modification to any Organizational Agreement;

(f) promptly after the same become publicly available, copies of all periodic reports, proxy statements and other materials filed by DW Animation or any of its Subsidiaries with the Securities and Exchange Commission (or any successor thereto) or any national securities exchange, or distributed by DW Animation or any of its Subsidiaries to its security holders generally, as the case may be;

(g) promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that any Loan Party or any ERISA Affiliate may request with respect to any Multiemployer Plan or any documents described in Section 101(f) of ERISA that any loan party or ERISA Affiliate may request with respect to any Pension Plan; provided that if the Loan Parties or any ERISA Affiliate have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Loan Parties and/or their ERISA Affiliates shall promptly make a request for such documents or notices and from such administrator or sponsor and DW Animation shall provide copies of such documents to the Administrative Agent (on behalf of each Lender) promptly after receipt thereof;

(h) promptly upon completion thereof (and in no event later than the earlier of (i) 5 Business Days following completion thereof (or, if conducted by an Approved Valuation Consultant, 5 Business days following receipt by DW Animation thereof) and (ii) 12 months after the date of delivery of the Library Valuation most recently delivered to the Administrative Agent pursuant to this clause (h)), a copy of the most recent Library Valuation conducted by DW Animation or, at the option of DW Animation (or if requested by the Administrative Agent pursuant to Section 6.12(a)), an Approved Valuation Consultant; provided that a failure by DW Animation to comply with this clause (h) shall not result in a Default or Event of Default hereunder but shall immediately thereafter reduce the Library Credit to $0 until the date upon which a new Library Valuation is delivered to the Administrative Agent; and

(i) promptly following request therefor, such additional financial and other information as any Lender may from time to time reasonably request.

6.3 Payment of Obligations. Pay, discharge or otherwise satisfy, at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where (a) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of DW Animation or its Subsidiaries, as the case may be or (b) the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.4 Conduct of Business and Maintenance of Existence. Continue to engage in the entertainment business and preserve, renew and keep in full force and effect its existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of such business.

6.5 Compliance with Contractual Obligations and Laws. Comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.6 Maintenance of Property; Insurance. (a) Keep all material property useful and necessary in its business in good working order and condition and (b) (i) maintain with financially sound and reputable insurance companies insurance in such form and upon such terms and in such amounts and against such risks as are usually insured against in the same general area by companies engaged in the same or a similar business, in each case naming the Administrative Agent as insured party or loss payee or (ii) maintain a system or systems of self-insurance or assumption of risk which accords with the practices of similar businesses.

6.7 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which complete and correct entries in conformity with GAAP and all material Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit appropriate representatives of the Administrative Agent or any Lender to (i) visit and inspect any of its properties and examine and make abstracts from any of its financial records as often as may be reasonably requested, in each case during normal business hours and upon reasonable prior notice specifying the purpose of such visit and inspection, and (ii) discuss the business, operations, properties and financial and other condition of DW Animation and its Subsidiaries with officers and employees of DW Animation and its Subsidiaries and with DW Animation’s independent certified public accountants (any such discussion with such accountants to be in the presence of a Responsible Officer of DW Animation unless an Event of Default has occurred and is continuing). In light of the nature of the businesses in which DW Animation and its Subsidiaries will engage, it is understood and agreed that, unless an Event of Default has occurred and is continuing, DW Animation may limit the access of representatives of the Administrative Agent and any Lender to any property of DW Animation and its Subsidiaries if DW Animation determines in good faith, after consultation with the Administrative Agent, that such access to such property would significantly disrupt the normal conduct of the business conducted on such property.

6.8 Notices. Promptly give written notice to each Lender (through the Administrative Agent) of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of DW Animation or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between DW Animation or any of its Subsidiaries and any other Person, which in the case of clause (i) or (ii) above, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect (including, in any event, notice of any such litigation or proceeding in which the amount involved is $25,000,000 or more and not covered by insurance from a financially sound and reputable insurance company that is not denying its liability with respect thereto);

(c) the occurrence of any ERISA Event or Foreign Plan Event, as soon as possible and in any event within 15 days after DW Animation knows thereof, if, individually or in the aggregate with all other ERISA Events and Foreign Plan Events, the liability that could reasonably be expected to result would be $25,000,000 or more; and

(d) any development or event which could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.8 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action, if any, DW Animation proposes to take with respect thereto.

6.9 Additional Collateral, etc. (a) With respect to any property acquired after the Restatement Effective Date by DW Animation or any Loan Party (other than (w) any property that would have been excluded from the definition of “Collateral” as set forth in Section 3 of the Guarantee and Collateral Agreement if such property had been owned by DW Animation or any Grantor (as defined in the Guarantee and Collateral Agreement) prior to the Restatement Effective Date, (x) any property described in paragraph (c) or (d) below, (y) any fee interest in any real property and (z) any property subject to a Lien expressly permitted by Section 7.2(g)) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property (subject only to (x) in the case of property consisting of Capital Stock, Permitted Collateral Liens and (y) with respect to property other than Capital Stock, Liens permitted under Section 7.2), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent.

(b) [Reserved].

(c) With respect to any new Subsidiary (other than a Foreign Subsidiary or (except with respect to clauses (i) and (ii) below) an Excluded Subsidiary) created or acquired after the Restatement Effective Date by DW Animation or its Subsidiaries (which for purposes of this paragraph (c) shall include any existing Subsidiary that ceases to be a Foreign Subsidiary or an Excluded Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary (including any Excluded Subsidiary) that is owned by a Loan Party (subject only to Permitted Collateral Liens), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, and take such other action as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a first priority perfected security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit B, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d) With respect to any new Foreign Subsidiary created or acquired after the Restatement Effective Date by any Loan Party, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Foreign Subsidiary that is owned by any such Loan Party (provided that in no event shall more than 66% of the total issued and outstanding voting Capital Stock of any such new Foreign Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing the Capital Stock, if any, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

6.10 Further Assurances. DW Animation, at its expense, will take such action with respect to the recording, filing, re-recording and refiling of any financing statements or other instruments as are necessary to maintain, so long as this Agreement is in effect, the perfection of the security interests under this Agreement or the Loan Documents, or will furnish timely notice to the Administrative Agent of the necessity of such action, together with such instruments, in execution form, and such other information as may be required to enable the Administrative Agent to take such action. DW Animation will notify the Administrative Agent in the event that any Loan Party intends to change its name on the public record of the state of its organization or its “location” (as such term is used in Article 9 of any applicable Uniform Commercial Code) at least 30 days before such change is made.

6.11 Post-Closing Covenants.

(a) Within 60 days of the Restatement Effective Date (or such later date as the Administrative Agent may agree in its sole discretion):

(i) enter into Deposit Account Control Agreements (as defined in the Guarantee and Collateral Agreement) in respect of all Deposit Accounts (other than Excluded Accounts and Deposit Accounts already subject to such Deposit Account Control Agreements in favor of the Administrative Agent) maintained by the Loan Parties pursuant to which the Administrative Agent shall obtain control (as such term is defined in Section 9-104 of Article 9 of the UCC) of such Deposit Accounts; and

(ii) enter into Securities Account Control Agreements (as defined in the Guarantee and Collateral Agreement) in respect of Securities Accounts (other than Excluded Accounts and Securities Accounts already subject to such Securities Account Control Agreements in favor of the Administrative Agent) maintained by the Loan Parties pursuant to which the Administrative Agent shall obtain control (as such term is defined in Section 8-106 of Article 8 of the UCC) of such Securities Account.

(b) Within 30 days of the Restatement Effective Date (or such later date as the Administrative Agent may agree in its sole discretion):

(i) execute and deliver to the Administrative Agent IP short form security agreements for filing with the United States Patent and Trademark Office and United States Copyright Office, as applicable, for all U.S. registered intellectual property owned by the Loan Parties that is not Excluded Property under and as defined in the Guarantee and Collateral Agreement and for which the Administrative Agent does not already have a security interest of record at the United States Patent and Trademark Office and United States Copyright Office, as applicable, together with a legal opinion of counsel (or special counsel) to DW Animation in respect thereof (provided that such legal opinion shall not cover filings in respect of copyrights owned by Classic Media, LLC or any of its Subsidiaries) in form and substance reasonably satisfactory to the Administrative Agent, and pre-pay any fees associated with the filing of same to the Administrative Agent within 20 days of the Restatement Effective Date (or such later date as the Administrative Agent may agree in its sole discretion); and

(ii) deliver to the Administrative Agent a certificate in form and substance reasonably satisfactory to the Administrative Agent, dated as of such date of delivery and executed by a Responsible Officer of DW Animation, that provides information (consistent with the information required in the schedules to the Guarantee and Collateral Agreement) with respect to the intellectual property of DW Animation and each Non-Excluded Subsidiary.

(c) Within 30 days of the Restatement Effective Date (or such later date as the Administrative Agent may agree in its sole discretion), deliver to the Administrative Agent an Acknowledgment and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Subsidiary which is an Issuer of Investment Property (in each case as defined in the Guarantee and Collateral Agreement) pledged as Collateral under the Guarantee and Collateral Agreement but is not a Loan Party and has not previously delivered an Acknowledgment and Consent to the Admininstrative Agent in connection with the Existing Credit Agreement.

(d) Within 30 days of the Restatement Effective Date (or such later date as the Administrative Agent may agree in its sole discretion) deliver to the Administrative Agent (x) the certificates, if any, representing the shares of Capital Stock of the entities set forth on Schedule 6.11(d) pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (y) the promissory notes listed on Sechedule 6.11(d) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement, endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

6.12 Library Valuation. (a) If reasonably requested by the Administrative Agent, deliver, as promptly as practicable (but in no event later than 60 days following such request (or such later date as agreed to by the Administrative Agent in its sole discretion)), to the Administrative Agent a Library Valuation conducted by an Approved Valuation Consultant; provided that, unless an Event of Default shall have occurred and be continuing, the Administrative Agent may not request such a Library Valuation from an Approved Valuation Consultant more than one time in any calendar year.

(b) In the case of any Library Valuation conducted by DW Animation, provide as promptly as practicable (but in any event not later than 60 days after the completion of such Library Valuation (or such later date as agreed to by the Administrative Agent in its sole discretion)) a review of such Library Valuation by independent certified public accountants of nationally recognized standing pursuant to procedures reasonably satisfactory to the Administrative Agent (which, unless prohibited by applicable law (or the applicable rules regarding the independence of such independent certified public accountants promulgated by the SEC), shall be the same independent certified public accountants that have reported on DW Animation’s most recently provided audited financial statement).

6.13 Excluded Subsidiaries. In connection with the designation of any Non-Excluded Subsidiary as an Excluded Subsidiary, or in connection with the redesignation of any Excluded Subsidiary as a Non-Excluded Subsidiary, comply with the applicable requirements set forth in the definition of “Excluded Subsidiary”.

SECTION 7. NEGATIVE COVENANTS

DW Animation hereby agrees that, so long as the Commitments remain in effect, any L/C remains outstanding, or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document, DW Animation shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1 Financial Condition Covenants. (a) Permit the Leverage Ratio to exceed 0.35 to 1.0 at any time.

(b) Permit, as at the last day of any fiscal quarter of DW Animation, (i) the sum of (x) the aggregate principal amount of outstanding Loans at such date plus (y) the aggregate amount of L/C Obligations at such date to exceed (ii) the sum of (A) the maximum amount of Loans and L/C Obligations that, as of such date, could be outstanding without resulting in the Asset Coverage Ratio being less than 1.15 to 1.0 plus (B) an additional amount equal to the Library Credit as of such date; provided that, for the avoidance of doubt, in no event shall the sum of the amounts referred to in clauses (x) and (y) exceed the aggregate amount of the Commitments outstanding at any time.

7.2 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a) Liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of DW Animation or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of DW Animation or such Subsidiary;

(f) Liens in existence on the date hereof listed on Schedule 7.2(f); provided that such Liens shall not be reasonably likely to result in a Material Adverse Effect;

(g) Liens securing Indebtedness (and any refinancings thereof) of DW Animation and its Subsidiaries incurred to finance the acquisition of fixed or capital assets; provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the principal amount of Indebtedness secured thereby is not increased;

(h) rights of licensees under access agreements pursuant to which such licensees have access to duplicating material for the purpose of making prints of films licensed to them, and rights of distributors, exhibitors, licensees and other Persons in films created in connection with the distribution and exploitation of such films in the ordinary course of business and not securing any Indebtedness;

(i) Liens securing Indebtedness arising from advances to DW Animation or any of its Subsidiaries made by licensees of product in order to finance the production thereof; provided that (i) such Liens only encumber the relevant product and (ii) the aggregate principal amount of such Indebtedness shall not exceed (as to DW Animation and all of its Subsidiaries) $50,000,000 at any time outstanding;

(j) Liens securing the performance of DWA LLC’s obligations to DWS under the Trademark License Agreement; provided that such Liens cover only the “Licensed Marks” (and registrations thereof) under and as defined in the Trademark License Agreement and as in effect on the August 10, 2012;

(k) Liens securing the obligations of DW Animation under the HBO Attornment Agreement and the HBO Security Agreements or created pursuant to the HBO Security Agreements; provided that such Liens cover only the rights of DW Animation to receive payments of license fees from HBO in respect of license arrangements, distribution rights granted by DW Animation to HBO under such license arrangements and related collateral comparable in scope to those contained in the HBO License Agreements as in effect on August 10, 2012;

(l) Liens created pursuant to the Security Documents;

(m) Liens representing any interest or title of a licensor, lessor, sublicensor or sublessor, or a licensee, lessee, sublicensee or sublessee, in the property subject to any lease, license or sublicense or concession agreement permitted by this Agreement and entered into in the ordinary course of business (in each case, to the extent not securing any Indebtedness), as well as Liens representing any interest or title of any licensee or sublicensee under and pursuant to the DWA Nova License Agreement and the DreamWorks Trademark License;

(n) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with a securities intermediary; provided that such deposit accounts or funds and securities accounts or other financial assets are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by DW Animation or any of its Subsidiaries in excess of those required by applicable banking regulations;

(o) any Lien existing on any asset prior to the acquisition thereof by DW Animation or any Subsidiary or existing on any asset of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof prior to the time such Person becomes a Subsidiary (or is so merged or consolidated); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary (or such merger or consolidation), (ii) such Lien shall not apply to any other asset of DW Animation or any Subsidiary and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary (or is so merged or consolidated) and extensions, renewals, replacements and refinancings thereof so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the obligations being extended, renewed or replaced;

(p) Liens in the form of a customary real estate mortgage in respect of the Headquarters, or Liens encumbering the Headquarters in connection with a Headquarters Sale/Leaseback; provided that, in each case, such Liens do not attach to any other property or assets of DW Animation or its Subsidiaries;

(q) Liens (not otherwise permitted hereunder) that secure Indebtedness not exceeding (as to DW Animation and all of its Subsidiaries) $50,000,000 in aggregate principal amount at any time outstanding; and

(r) in the case of any Equity Interests of (i) any Subsidiary that is not a Wholly Owned Subsidiary or (ii) any Person that is not a Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to such Equity Interests, in each case, set forth in the organizational documents of such Subsidiary or such other Person, or in any related joint venture, shareholders’ or similar agreement.

7.3 Limitation on Fundamental Changes. In the case of DW Animation or any Subsidiary Guarantor, (i) enter into any merger, consolidation or amalgamation, (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), (iii) convey, sell, lease, assign, transfer or otherwise dispose of (collectively, “dispositions”), all or substantially all of the property, business or assets of DW Animation and its Subsidiaries, taken as a whole, or (iv) consummate any disposition of assets (including, for the avoidance of doubt, the issuance of any Capital Stock or Equity Interests of any Subsidiary directly held by DW Animation or such Subsidiary Guarantor) outside of the ordinary course of business (it being understood that the issuance or sale of any Capital Stock or Equity Interest of any Subsidiary directly held by DW Animation or such Subsidiary Guarantor shall be deemed not to be in the ordinary course of business for purposes of this clause (iv)), except:

(a) any Subsidiary Guarantor may be merged or consolidated with or into DW Animation (provided that DW Animation shall be the continuing or surviving entity) or with or into any other Subsidiary Guarantor;

(b) (x) any Subsidiary Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to DW Animation or any other Subsidiary Guarantor and (y) DW Animation may sell, lease, transfer or otherwise dispose of assets (but not all or substantially all of its assets) to any Subsidiary Guarantor;

(c) in any fiscal year of DW Animation, one or more Subsidiary Guarantors not collectively constituting a Material Subsidiary Guarantor may liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution);

(d) DW Animation and any Subsidiary Guarantor may consummate dispositions of assets outside the ordinary course of business, so long as (i) after giving effect thereto, DW Animation shall be in pro forma compliance with Section 7.1 and (ii) the aggregate book value of all assets subject to such dispositions during any fiscal year does not exceed 10% of the aggregate book value of all assets of DW Animation and the Subsidiary Guarantors as at the last day of the immediately preceding fiscal year; provided that dispositions of assets resulting in the receipt of 100% cash, Cash Equivalents or Marketable Securities shall not be subject to the immediately preceding clause (ii);

(e) any Subsidiary Guarantor may enter into a transaction of merger, consolidation or amalgamation for the purpose of effecting a disposition not prohibited by clause (iii) or paragraph (d) of this Section 7.3;

(f) so long as no Default or Event of Default shall have occurred and be continuing immediately prior to and immediately after giving pro forma effect thereto, (i) DW Animation may be merged or consolidated with another Person so long as (x) DW Animation is the surviving entity and is not merged or consolidated into another Person and (y) such merger or consolidation does not result in DW Animation ceasing to be incorporated under the laws of the United States, any state thereof or the District of Columbia and (ii) any Subsidiary Guarantor may be merged or consolidated with another Person (other than DW Animation) so long as the surviving entity is or becomes (substantially simultaneously with such merger or consolidations) a Subsidiary Guarantor;

(g) a Headquarters Sale/Leaseback;

(h) disposition of the Equity Interests in ATV for fair market value;

(i) the DWA Nova License and the DreamWorks Trademark License;

(j) disposition of the Equity Interests in DWA Nova for fair market value;

(k) any disposition to an Excluded Subsidiary permitted by Section 7.10; and

(l) any issuance of Capital Stock or Equity Interests by any Excluded Subsidiary to DW Animation or any Non-Excluded Subsidiary.

7.4 Limitation on Distributions. Declare or make any distribution or other payment in respect of any Equity Interest in DW Animation (or any warrant, option or similar right in respect thereof) or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Equity Interest in DW Animation (or any warrant, option or similar right in respect thereof), whether now or hereafter outstanding, either directly or indirectly, whether in cash or property or in obligations of DW Animation or any Subsidiary, unless, after giving pro forma effect thereto, no Event of Default shall have occurred and be continuing (including pursuant to Section 7.1).

7.5 Limitation on Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property or the rendering of any service, with any of its Affiliates other than any such transaction (a) between a Subsidiary Guarantor and DW Animation or any other Subsidiary Guarantor which is otherwise permitted by this Agreement or (b) entered into by DW Animation or any of its Subsidiaries which is (i) otherwise permitted under this Agreement and (ii) upon terms no less favorable to DW Animation or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided that the provisions of this Section 7.5 shall not apply to: (A) transactions expressly permitted by Section 7.4; (B) the agreements listed on Schedule 7.5; (C) loans or advances to employees, and payroll, travel and similar advances, in each case made in the ordinary course of business in an aggregate amount not to exceed $10,000,000 (or such greater amount approved by the Board of Directors (or any committee thereof) of DW Animation at a time when the common stock of DW Animation is publicly traded on a nationally recognized exchange) at any time during the term of this Agreement; (D) the payment of reasonable and customary fees to directors of DW Animation or any Subsidiary who are not employees of DW Animation or any Subsidiary, and compensation and employee benefit arrangements of DW Animation or any Subsidiary in the ordinary course of business or approved by the Board of Directors (or any committee thereof) of DW Animation; (E) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by DW Animation’s board of directors (or any committee thereof); (F) employment and severance arrangements entered into in the ordinary course of business between DW Animation or any Subsidiary and any employee thereof; (G) transactions pursuant to (x) the ATV Services Agreement and any amendments thereto to the extent that such amendments, taken as a whole, are not adverse in any material respect to the interests of the Lenders or (y) any similar agreement between DW Animation or any of its Subsidiaries, on the one hand, and ATV or any of its Subsidiaries, on the other hand, to the extent that such similar agreement is not more adverse to the interests of the Lenders in any material respect, when taken as a whole, than the ATV Services Agreement; (H) the license agreement between DW Animation and/or its Subsidiaries and the ATV Subsidiaries with respect to the copyrights, trademarks and associated rights relating to “Richie Rich” for exploitation in an episodic series; (I) DWA Nova License and the other transactions expressly contemplated by the DWA Nova License Agreement; (J) (x) the ATV Joint Venture Agreement and the DWA Nova Joint Venture Agreement and, in each case, any transactions expressly contemplated by the terms thereof and (y) any joint venture or similar agreement entered into in connection with the designation of an Excluded Subsidiary on terms reasonably satisfactory to the Administrative Agent, and any amendments thereto to the extent that such amendments, taken as a whole, are not adverse in any material respect to the interests of the Lenders; (K) the DreamWorks Trademark License; (L) any employment secondment arrangement entered into by DW Animation and its Subsidiaries, on the one hand, and DWA Nova or any other Excluded Subsidiary, on the other hand, on or after the Restatement Effective Date on terms reasonably satisfactory to the Administrative Agent, and any amendments thereto to the extent that such amendments, taken as a whole, are not adverse in any material respect to the interests of the Lenders; and (M) any services agreement entered into by DW Animation and its Subsidiaries, on the one hand, and DWA Nova or any other Excluded Subsidiary, on the other hand, on or after the Restatement Effective Date on terms reasonably satisfactory to the Administrative Agent, and any amendments thereto to the extent that such amendments, taken as a whole, are not adverse in any material respect to the interests of the Lenders.

7.6 Limitation on Negative Pledge Clauses. Enter into or suffer to exist any agreement, other than in connection with Indebtedness secured by any Lien permitted by Section 7.2 (in which case, any restriction shall only be effective against the assets subject to such Lien), which restricts the ability of DW Animation or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, to exclusively secure with such property, assets or revenues the obligations of DW Animation hereunder or Guarantee Obligations in respect thereof, except for any such restriction existing under or by reason of (a) customary provisions in leases and other agreements restricting the assignment thereof, (b)(i) in the case of any Subsidiary acquired after August 10, 2012 that is not wholly owned, directly or indirectly, by DW Animation, restrictions or conditions imposed by its organizational documents that are binding on such Subsidiary at the time such Subsidiary is acquired, so long as such restrictions were not entered into solely in contemplation of such acquisition (provided that for so long as such restrictions are applicable, no other Subsidiary may be merged or consolidated with such Subsidiary if the property subject to such restrictions would be expanded as a result of such merger or consolidation) or (ii) any restrictions or conditions which are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures and other similar arrangements permitted hereunder; provided that in each case in this clause (b) such restrictions and conditions apply only to such Subsidiary and to the Equity Interests of such Subsidiary, (c) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any asset of DW Animation or any Subsidiary, in each case pending such sale; provided that such restrictions and conditions apply only to such Subsidiary or the assets that are to be sold and, in each case, such sale is permitted hereunder or (d) any restrictions existing under any agreement that amends, refinances or replaces any agreement containing the restrictions referred to in clause (a), (b) or (c) above so long as such agreement does not expand the scope of such restrictions.

7.7 Limitation on Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of DW Animation to (a) pay dividends or make any other distributions in respect of any Equity Interest in such Subsidiary held by, or pay any Indebtedness owed to, DW Animation or any Subsidiary of DW Animation, (b) make loans or advances to DW Animation or any Subsidiary of DW Animation or (c) transfer any of its assets to DW Animation or any other Subsidiary of DW Animation, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents or any other agreements in effect on the Restatement Effective Date, (ii) any restrictions, with respect to a Subsidiary that is not a Subsidiary on the Restatement Effective Date, under any agreement in existence at the time such Subsidiary becomes a Subsidiary, so long as such restrictions were not created in contemplation of such Person becoming a Subsidiary and apply only to such Subsidiary, (iii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (iv)(A) in the case of any Subsidiary acquired after August 10, 2012 that is not wholly owned, directly or indirectly, by DW Animation, restrictions or conditions imposed by its organizational documents which are binding on such Subsidiary at the time such Subsidiary is acquired, so long as such restrictions were not entered into solely in contemplation of such acquisition (provided that for so long as such restrictions are applicable, no other Subsidiary may be merged or consolidated with such Subsidiary if the property subject to such restrictions would be expanded as a result of such merger or consolidation) or (B) restrictions or conditions which are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures and other similar arrangements permitted hereunder; provided that in each case in this clause (iv) such restrictions and conditions apply only to such Subsidiary and to the Equity Interests of such Subsidiary, (v) any restrictions set forth in the Senior Unsecured Note Indenture as in effect on August 7, 2013, (vi) any Copyright Transfer Restriction imposed in connection with any Tax Credit-Financed PSA or (vii) any restrictions existing under any agreement that amends, refinances or replaces any agreement containing the restrictions referred to in clause (i), (ii), (iii), (iv), (v) or (vi) above; provided that the terms and conditions of any such agreement are no less favorable to the Lenders than those under the agreement so amended, refinanced or replaced.

7.8 Limitation on Modification of Organizational Agreements. Amend, supplement, waive, terminate or otherwise modify, or consent or agree to any amendment, supplement, waiver, termination or other modification of or to, any of the terms of any Organizational Agreement in any manner which is adverse to the interests of the Lenders.

7.9 Use of Proceeds. Request any Loan or L/C, and DW Animation shall not use, and shall procure that its Subsidiaries and, to its knowledge, its or their respective directors, officers, employees and agents shall not use, directly (or, to the knowledge of DW Animation or any Subsidiary, indirectly) the proceeds of any Loan or L/C (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

7.10 Limitation on Investments. Make any Investment on or after the Restatement Effective Date in an Excluded Subsidiary (including any earn-outs in respect thereof) other than an Investment in an amount (taken together with the aggregate amount of all Investments made pursuant to this Section 7.10 on and after the Restatement Effective Date, less an amount equal to the sum of (i) the aggregate amount of Net Cash Proceeds (and the fair market value of property other than cash) received by DW Animation or any Non-Excluded Subsidiary on or after the Restatement Effective Date from (A) the sale (other than to DW Animation or any Non-Excluded Subsidiary) of the Capital Stock of any Excluded Subsidiary (other than ATV, DWA Nova or any Excluded Subsidiary of the foregoing) or (B) any dividend or other distribution (including any payment on intercompany Indebtedness) by any Excluded Subsidiary (other than ATV, DWA Nova or any Excluded Subsidiary of the foregoing) plus (ii) in the event any Excluded Subsidiary (other than ATV, DWA Nova or any Excluded Subsidiary of the foregoing) becomes a Non-Excluded Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys all its assets to, or is liquidated into, DW Animation or any Non-Excluded Subsidiary, the lesser of (A) the fair market value of such Excluded Subsidiary at the time such Excluded Subsidiary becomes a Non-Excluded Subsidiary or at the time of such merger, consolidation, amalgamation, transfer or liquidation (or of the assets transferred or conveyed, as applicable) and (B) the aggregate original amount of the Investments by DW Animation and the Non-Excluded Subsidiaries in such Excluded Subsidiary in reliance on this Section 7.10 prior to the redesignation of such Subsidiary as a Non-Excluded Subsidiary, in each case as determined by a Responsible Officer in good faith (it being understood the adjustment pursuant to this parenthetical statement shall not be less than zero)) not to exceed the sum of (a) the greater of (i) 2.5% of Total Assets (determined as of the date such Investment is made) and (ii) $50,000,000 plus (b) $50,000,000.

SECTION 8. REMEDIAL PROVISIONS

8.1 Events of Default. If any of the following events shall occur and be continuing:

(a) DW Animation shall fail to pay any principal of any Loan or any Reimbursement Obligation when due in accordance with the terms hereof; or DW Animation shall fail to pay any interest on any Loan, or any other amount payable hereunder, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) Any representation or warranty made or deemed made by DW Animation or any other Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c) DW Animation shall default in the observance or performance of any agreement contained in Section 6.11 or Section 7; or

(d) DW Animation or any other Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than (i) as provided in paragraphs (a) through (c) of this Section and (ii) as provided in Section 6.2(h)), and such default shall continue unremedied for a period of 15 days after notice to DW Animation from the Administrative Agent or the Required Lenders; or

(e) DW Animation or any of its Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not constitute an Event of Default under this Agreement unless, at the time of such default, event or condition, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness in an aggregate outstanding principal amount in excess of $25,000,000; or

(f) (i) DW Animation or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or DW Animation or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against DW Animation or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against DW Animation or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) DW Animation or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) DW Animation or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) An ERISA Event or Foreign Plan Event shall have occurred and such ERISA Event or Foreign Plan Event, together with all other ERISA Events and Foreign Plan Events, if any, could reasonably be expected to have a Material Adverse Effect; or

(h) One or more judgments or decrees shall be entered against DW Animation or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance from a financially sound and reputable insurance company that is not denying its liability with respect thereto) of $25,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i) Any of the Security Documents shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate thereof shall so assert, or any material Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j) The guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) of this Section 8.1 with respect to DW Animation, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding L/Cs shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to DW Animation declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to DW Animation, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding L/Cs shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable.

With respect to all L/Cs with respect to which presentment for a drawing shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, DW Animation shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such L/Cs. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such L/Cs, and the unused portion thereof after all such L/Cs shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of DW Animation hereunder and under the other Loan Documents. After all such L/Cs shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of DW Animation hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to DW Animation.

Except as expressly provided above in this Section 8.1, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 9. THE AGENTS

9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

9.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by DW Animation or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of DW Animation to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of DW Animation.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to DW Animation), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the obligations owing by DW Animation hereunder.

9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or DW Animation referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of DW Animation, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of DW Animation and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of DW Animation. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of DW Animation which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

9.7 Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such and its officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by DW Animation and without limiting the obligation of DW Animation to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Commitment Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (whether before or after the payment of the amounts owing hereunder) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted solely from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

9.8 Administrative Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with DW Animation as though the Administrative Agent were not the Administrative Agent. With respect to the Loans made or renewed by it and with respect to any L/C issued or participated in by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved (unless an Event of Default under Section 8.1(a) or Section 8.1(f) with respect to DW Animation shall have occurred and be continuing) by DW Animation (such approval not to be unreasonably withheld), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 and 10.5 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

9.10 Non-disturbance Agreements. The Administrative Agent is hereby authorized by the Lenders to, and at the reasonable request of DW Animation shall use commercially reasonable efforts to, enter into a customary non-disturbance agreement with DW Animation and any third-party distributor of DW Animation on terms reasonably satisfactory to the Administrative Agent and DW Animation.

9.11 Lead Arrangers. None of the Lead Arrangers shall have any duties or responsibilities hereunder in their respective capacities as such.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with DW Animation and, in the case of the Subsidiary Guaranty, the Subsidiary Guarantors, written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) eliminate or reduce the voting rights of any Lender under this Section 10.1, reduce the amount or extend the scheduled date of maturity of any Loan, reduce the amount of any Reimbursement Obligation, or reduce the stated rate of any interest, fee or commission payable to any Lender hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the scheduled expiration date of any Lender’s Commitment, in each case without the consent of each Lender directly affected thereby; or (ii) reduce the percentage specified in the definition of the term “Required Lenders”, consent to the assignment or transfer by DW Animation of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral, or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all the Lenders; (iii) amend, modify or waive any provision of Section 9 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the then Administrative Agent; or (iv) amend, modify or waive any provision of Section 3 without the written consent of the L/C Issuer. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon DW Animation, the other Loan Parties, the Lenders, the Administrative Agent and all future holders of the obligations owing hereunder. In the case of any waiver (unless otherwise specified in such waiver), DW Animation, the other Loan Parties, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

Notwithstanding anything in this Agreement or any other Loan Document to the contrary, DW Animation may enter into Extension Amendments in accordance with Section 2.19 and such Extension Amendments shall be effective to amend the terms of this Agreement and the other applicable Loan Documents, in each case, without any further action or consent of any other party to any Loan Document.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and DW Animation (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share in the benefits of this Agreement and the other Loan Documents with the Aggregate Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

Furthermore, notwithstanding the foregoing, the Administrative Agent, with the consent of DW Animation, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any obvious defect or correct any typographical error or other manifest error in any Loan Document; provided that the Administrative Agent shall provide the Lenders at least three Business Days prior written notice thereof.

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of DW Animation and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

DW Animation:	DreamWorks Animation SKG, Inc.
1000 Flower Street
Glendale, California 91201
Attention: Chief Financial Officer
Telecopy: 818-695-7120

with a copy to:	DreamWorks Animation SKG, Inc.
1000 Flower Street
Glendale, California 91201
Attention: General Counsel
Telecopy: 818-695-7130

The Administrative Agent:	JPMorgan Chase Bank, N.A.
2029 Century Park East, 38th Floor
Los Angeles, California 90067
Attention: Darian A. Singer
Telecopy No.: 312-325-3238
E-mail: darian.a.singer@jpmorgan.com

with copies to:	JPMorgan Chase Bank, N.A.
JPMorgan Loan Services
10 South Dearborn Street, 7th Floor
Chase Tower, Chicago, IL 60603
E-mail: jpm.agency.servicing.4@jpmchase.com

and	J.P. Morgan Securities LLC
2029 Century Park East, 38th Floor
Los Angeles, CA 90067
Attention: David Shaheen
Telecopy No.: 310-860-7260
E-mail: David.Shaheen@jpmorgan.com

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Section 2.2, 2.4, 2.6, 2.7 or 3.2 shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or DW Animation may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

10.5 Payment of Expenses and Taxes. DW Animation agrees (a) except as otherwise expressly agreed by the Administrative Agent in writing, to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of Simpson Thacher & Bartlett LLP, counsel to the Administrative Agent, (b) to pay or reimburse each Lender, the L/C Issuer and the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with any amendment, supplement or modification to this Agreement, the other Loan Documents and any such other documents, including the reasonable fees and disbursements of Simpson Thacher & Bartlett LLP, counsel to the Administrative Agent, (c) to pay or reimburse each Lender, the L/C Issuer and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent, (d) to pay, indemnify, and hold harmless each Lender, the L/C Issuer and the Administrative Agent from any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar Taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (e) to pay, indemnify, and hold harmless each Lender, the L/C Issuer, the Administrative Agent and their respective affiliates and their respective officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “indemnitee”) from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including fees, charges and disbursements of counsel to such indemnitee) with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any claim, litigation, investigation or proceeding regardless of whether any indemnitee is a party thereto and whether or not the same are brought by DW Animation, its equity holders, affiliates or creditors or any other Person, including any of the foregoing relating to any actual or proposed use of proceeds of any Loan or L/Cs (including any refusal by an L/C Issuer to honor a demand for payment under an L/C if the documents presented in connection with such demand do not strictly comply with the terms of such L/C) (all the foregoing in this clause (e), collectively, the “indemnified liabilities”); provided that DW Animation shall have no obligation hereunder to any indemnitee with respect to indemnified liabilities to the extent arising from the gross negligence or willful misconduct of such indemnitee, as found by a final and nonappealable decision of a court of competent jurisdiction. No indemnitee shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. No indemnitee or Loan Party shall be liable for any indirect, special, exemplary, punitive or consequential damages in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; provided that the foregoing shall not limit any Loan Party’s indemnification obligations pursuant to this Section 10.5 or any other Loan Document. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. The agreements in this Section 10.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the L/C Issuer that issues any L/C), except that (i) DW Animation may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by DW Animation without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”), other than a natural person, DW Animation or any of its Subsidiaries, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) DW Animation (such consent not to be unreasonably withheld); provided that no consent of DW Animation shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 8.1(a) or 8.1(f) has occurred and is continuing, any other Person; and provided further that DW Animation shall be deemed to have consented to any such assignment unless DW Animation shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof;

(B) the Administrative Agent; and

(C) each L/C Issuer.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of DW Animation and the Administrative Agent otherwise consent; provided that (1) no such consent of DW Animation shall be required if an Event of Default under Section 8.1(a) or 8.1(f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about DW Animation and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of DW Animation, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and DW Animation, the Administrative Agent, the L/C Issuer and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of DW Animation or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) DW Animation, the Administrative Agent, the L/C Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. DW Animation agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 (subject to the requirements and limitations therein, including the requirements under Section 2.14(c) (it being understood that the documentation required under Section 2.14(c) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (i) agrees to be subject to the provisions of Sections 2.13 and 2.14 as if it were an assignee under paragraph (b) of this Section and (ii) shall not be entitled to receive any greater payment under Sections 2.13 or 2.14, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from an adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of DW Animation, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, L/Cs or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, L/C or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) DW Animation, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

10.7 Adjustments; Set-off. (a) Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender or the Lenders, if any Lender (a “benefitted Lender”) shall at any time receive any payment of all or part of its Obligations owing to it (other than in connection with an assignment made pursuant to Section 10.6) or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to such other Lender, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right following the occurrence and during the continuance of any Event of Default, without prior notice to DW Animation, any such notice being expressly waived by DW Animation to the extent permitted by applicable law, upon any amount becoming due and payable by DW Animation hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of DW Animation; provided that if any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer and the Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set-off. Each Lender agrees promptly to notify DW Animation and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application; provided further, that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligations”, no amounts received from, or set off with respect to, any Subsidiary Guarantor shall be applied to any Excluded Swap Obligations of such Subsidiary Guarantor.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with DW Animation and the Administrative Agent.

10.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement and the other Loan Documents represent the agreement of DW Animation, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission To Jurisdiction; Waivers. DW Animation hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Courts of the State of New York in the Borough of Manhattan, the courts of the United States for the Southern District of New York, and appellate courts from any thereof; provided that nothing contained herein or in any other Loan Document will prevent any Lender or the Administrative Agent from bringing any action to enforce any award or judgment or exercise any right under the Security Documents or against any Collateral or any other property of any Loan Party in any other forum in which jurisdiction can be established;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to DW Animation at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any indirect, special, exemplary, punitive or consequential damages.

10.13 Acknowledgements. DW Animation hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Loan Parties and the Credit Parties is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Credit Parties have advised or are advising the Loan Parties on other matters, and the relationship between the Credit Parties, on the one hand, and the Loan Parties, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Credit Parties, on the one hand, and the Loan Parties, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do the Loan Parties rely on, any fiduciary duty to the Loan Parties or their affiliates on the part of the Credit Parties, (c) the Loan Parties are capable of evaluating and understanding, and the Loan Parties understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Loan Parties have been advised that the Credit Parties are engaged in a broad range of transactions that may involve interests that differ from the Loan Parties’ interests and that the Credit Parties have no obligation to disclose such interests and transactions to the Loan Parties, (e) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent the Loan Parties have deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (f) each Credit Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, any of their affiliates or any other Person, (g) none of the Credit Parties has any obligation to the Loan Parties or their affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Credit Party and the Loan Parties or any such affiliate and (h) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Credit Parties or among the Loan Parties and the Credit Parties.

10.14 Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action, including all such actions set forth in the Security Documents, requested by DW Animation having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit any disposition or transfer (other than to a Loan Party) permitted hereunder, (ii) to release any Subsidiary Guarantor from its guarantee obligations under the Loan Documents, and release all Liens on its property granted to or held by the Administrative Agent under any Loan Document, in each case, if such Person is designated an Excluded Subsidiary as a result of a transaction or designation permitted hereunder; provided that no such release shall occur if such Subsidiary Guarantor continues to be a guarantor in respect of the Senior Unsecured Notes or any refinancing thereof permitted hereunder, (iv) that has been consented to in accordance with Section 10.1 or (v) under the circumstances described in paragraph (b) below.

(b) At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents shall have been paid in full in cash, the Commitments have been terminated and no L/Cs shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents, the guarantee contained therein (subject to any provisions relating to reinstatement), the security interests granted therein and all other obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person, and all rights to the Collateral shall revert to the Grantors.

10.15 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate of any Lender, (b) to any Transferee or prospective Transferee which agrees to comply with the provisions of this Section 10.15, (c) to the employees, directors, officers, agents, attorneys, accountants, auditors and other professional advisors of such Lender or its affiliates, (d) upon the request or demand of any Governmental Authority having jurisdiction over the Administrative Agent or such Lender, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to applicable law or regulation, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) which has been publicly disclosed other than in breach of this Section 10.15, (h) in connection with the exercise of any remedy hereunder or under any other Loan Document or (i) if agreed by DW Animation in its sole discretion, to any other Person.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning DW Animation and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in all material respects in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by DW Animation or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about DW Animation and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to DW Animation and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

10.16 WAIVERS OF JURY TRIAL. DW ANIMATION, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17 USA Patriot Act. Each Lender hereby notifies DW Animation that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies DW Animation and each Subsidiary Guarantor, which information includes the name and address of DW Animation and each Subsidiary Guarantor and other information that will allow such Lender to identify DW Animation and each Subsidiary Guarantor in accordance with the Patriot Act.

10.18 Reaffirmation Agreement. The Lenders hereby direct the Administrative Agent to consent to the matters set forth in Section 2 of the Reaffirmation Agreement.

10.19 Amendment and Restatement. Until the amendment and restatement of the Existing Credit Agreement becomes effective in accordance with the terms of Section 5.1, the Existing Credit Agreement shall remain in full force and effect and shall not be affected hereby. After the Restatement Effective Date, all obligations of DW Animation under the Existing Credit Agreement shall become obligations of DW Animation hereunder and the provisions of the Existing Credit Agreement shall be superseded by the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

DREAMWORKS ANIMATION SKG, INC.

By:	/s/ Robert Kelly
Name: Robert Kelly
Title: Assistant Secretary

Signature Page

DreamWorks Animation SKG, Inc. Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, the L/C Issuer and a Lender

By:	/s/ Patrick J. Minnick
Name: Patrick J. Minnick
Title: Vice President

Signature Page

DreamWorks Animation SKG, Inc. Amended and Restated Credit Agreement

Bank of America, N.A.

By:	/s/ Matthew Koenig
Name: Matthew Koenig
Title: Senior Vice President

Signature Page

DreamWorks Animation SKG, Inc. Amended and Restated Credit Agreement

SUNTRUST BANK

By:	/s/ Cynthia W. Burton
Name: Cynthia W. Burton
Title: Vice President

Signature Page

DreamWorks Animation SKG, Inc. Amended and Restated Credit Agreement

Wells Fargo Bank, N.A.

By:	/s/ Harold Lim
Name: Harold Lim
Title: Portfolio Manager

Signature Page

DreamWorks Animation SKG, Inc. Amended and Restated Credit Agreement

MUFG Union Bank, N.A.

By:	/s/ Matthew Rosenberg
Name: Matthew Rosenberg
Title: Associate

Signature Page

DreamWorks Animation SKG, Inc. Amended and Restated Credit Agreement

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Sherrese Clarke
Name: Sherrese Clarke
Title: Vice President

Signature Page

DreamWorks Animation SKG, Inc. Amended and Restated Credit Agreement